As filed with the Securities and Exchange Commission on March 15, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BLOCKBUSTER INC.

(Exact name of registrant as specified in its charter)

Delaware	52-1655102
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1201 Elm Street

Dallas, Texas 75270

(214) 854-3000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Larry J. Zine

Executive Vice President, Chief Financial Officer and Chief Administrative Officer

Blockbuster Inc.

1201 Elm Street

Dallas, Texas 75270

(214) 854-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan J. Bogdanow

Vinson & Elkins L.L.P.

Trammell Crow Center, Suite 3700

2001 Ross Avenue

Dallas, Texas 75201

(214) 220-7700

Approximate date of commencement of proposed sale to the public:    From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
7 1/2% Series A Cumulative Convertible Perpetual Preferred Stock	150,000	$699(1)	$104,850,000(1)	$11,219
Class A Common Stock, par value $0.01 per share	29,126,250(2)	(3)	(3)	(3)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Represents the number of shares of class A common stock originally issuable upon conversion of the Series A Preferred Stock. Each share of Series A Preferred Stock is convertible into approximately 194.175 shares of class A common stock (based on an initial conversion price of $5.15), subject to adjustments under certain circumstances. Pursuant to Rule 416 under the Securities Act, an indeterminate number of additional shares of class A common stock are registered hereunder that may be issued in connection with a stock split, stock dividend, recapitalization, or similar event or adjustment in the number of shares issuable as provided by the terms of the Series A Preferred Stock.
(3)	Pursuant to Rule 457(i) under the Securities Act, no additional registration fee is required for the shares of class A common stock issuable upon conversion of the Series A Preferred Stock because no additional consideration will be received in connection with the exercise of the conversion privilege attached to the Series A Preferred Stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED MARCH 15, 2006

PRELIMINARY PROSPECTUS

BLOCKBUSTER INC.

150,000 Shares of

7  1/2% Series A Cumulative Convertible Perpetual Preferred Stock

(Liquidation Preference $1,000 per share)

and

29,126,250 Shares of

Class A Common Stock

(Par Value $0.01 per share)

This prospectus relates to the offering for resale of our 7  1/2% Series A Cumulative Convertible Perpetual Preferred Stock (liquidation preference $1,000 per share), or “Series A Preferred Stock,” the shares of our class A common stock issuable upon conversion of the Series A Preferred Stock and any shares of our class A common stock that may be delivered in connection with a dividend payment on the Series A Preferred Stock. The Series A Preferred Stock was offered to qualified institutional buyers in reliance on Rule 144A in transactions exempt from the registration requirements of the Securities Act of 1933 through the initial purchasers, Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC. This prospectus will be used by selling securityholders to resell their shares of Series A Preferred Stock, shares of our class A common stock issuable upon conversion of their Series A Preferred Stock and shares of our class A common stock that may be delivered in connection with a dividend payment on the Series A Preferred Stock. The selling securityholders may offer the securities at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices. We will not receive any proceeds from sales by the selling securityholders.

We are a Delaware corporation. Our principal offices are located at 1201 Elm Street, Dallas, Texas 75270, and our telephone number is (214) 854-3000.

We will pay annual dividends on each share of our Series A Preferred Stock in the amount of $75.00. Dividends will be payable to the extent payment of dividends is not prohibited by our debt agreements, assets are legally available to pay dividends and our board of directors or an authorized committee of our board declares a dividend payable. We may pay dividends in cash, shares of our class A common stock or any combination of cash and class A common stock, at our discretion, after every quarter.

Holders may convert each share of their Series A Preferred Stock at any time into approximately 194.175 shares of class A common stock of Blockbuster, based on an initial conversion price of $5.15. The conversion price may be adjusted upon the occurrence of certain events. The class A common stock currently trades on the New York Stock Exchange under the symbol “BBI.” The closing price of the class A common stock on the New York Stock Exchange was $3.65 per share on March 10, 2006. The Series A Preferred Stock is eligible for trading in The PORTAL® Market, a subsidiary of The Nasdaq Stock Market, Inc. However, the shares of Series A Preferred Stock that are registered pursuant to the registration statement of which this prospectus forms a part, will no longer be eligible for trading in The PORTAL® Market. The Series A Preferred Stock is not listed on any securities exchange or included in any automated quotation system and we do not intend to apply for such listing or inclusion.

On or after November 20, 2010, we may, at our option, cause the conversion right of the Series A Preferred Stock to expire, but only if the closing sale price of our class A common stock for 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date we give the termination notice exceeds 130% of the conversion price of the Series A Preferred Stock on each such trading day.

For a more detailed description of the Series A Preferred Stock, see “ Description of Series A Preferred Stock” beginning on page 35 of this prospectus.

Investing in the shares of Blockbuster Series A Preferred Stock and class A common stock involves risks that are described in the section entitled “ Risk Factors” beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2006.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process or continuous offering process. Under this shelf registration process, the selling securityholders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be offered by the selling securityholders. Each time a selling securityholder sells securities, the selling securityholder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling securityholder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement and any amendments to such registration statement, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

Blockbuster has not authorized anyone to give any information or make any representation about this offer that is different from, or in addition to, that contained in this prospectus and the registration statement of which it

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forms a part or in any of the materials that are incorporated by reference into this prospectus and the registration statement of which it forms a part. Therefore, if anyone gives you information of this sort, you should not rely on it.

If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by these documents are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in these documents does not extend to you.

The information contained in this prospectus and the registration statement of which it forms a part (including the documents incorporated by reference) speaks only as of the date of this prospectus and the registration statement of which it forms a part or the date of such document that is incorporated by reference, as the case may be.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the Public Reference Room of the SEC, Room 1580, 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to you on the SEC’s website. The address of this site is http://www.sec.gov. The information on, or linked to or from, the SEC’s website is not part of this prospectus.

This prospectus “incorporates by reference” information that we have filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which means that we are disclosing important information to you by referring you to those documents. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus will be deemed modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document which also is, or is deemed to be, incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superceded will not be deemed, except as so modified or superceded, to constitute a part of this prospectus. We incorporate by reference the following documents listed below and any future filings made with the SEC under section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports furnished under Items 2.02 or 7.01 of Form 8-K), subsequent to the date of the initial registration statement and prior to effectiveness of the registration statement and any future filings made subsequent to the effectiveness of the registration statement until all of the offered securities to which this prospectus relates have been sold or the offering is otherwise terminated:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	Our Current Reports on Form 8-K that were filed on February 23, 2006, March 1, 2006 and March 9, 2006 (regarding the restatement of our financial statements); and

•	The description of our class A common stock included in our Registration Statement on Form 8-A, as filed with the SEC on July 13, 1999 (which incorporates by reference a description of our class A common stock from our Registration Statement on Form S-1 (File No. 333-77899) under the caption “Description of Capital Stock” filed with the SEC on May 6, 1999, which description we also incorporate by reference into this prospectus), including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Blockbuster Inc.

1201 Elm Street

Dallas, Texas 75270

Attention: Investor Relations

(214) 854-3000

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements may also be included from time to time in our other public filings, press releases, our website and oral and written presentations by management. Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “seeks,” “could,” “intends,” “foresees” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our strategies, initiatives, objectives, plans or goals are forward-looking.

These forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict. Therefore, actual results may vary materially from what is expressed in or indicated by the forward-looking statements. The risk factors set forth below under the heading “Risk Factors,” and other matters discussed from time to time in subsequent filings with the SEC, including the “Disclosure Regarding Forward-Looking Information” and “Risk Factors” sections of our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, among others, could affect future results, causing these results to differ materially from those expressed in our forward-looking statements. In that event, our business, financial condition, results of operations or liquidity could be materially adversely affected and investors in our securities could lose part or all of their investments. Accordingly, our investors are cautioned not to place undue reliance on these forward-looking statements since, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate.

Further, the forward-looking statements included and incorporated by reference into this prospectus and those included from time to time in our other public filings, press releases, our website and oral and written presentations by management are only made as of the respective dates thereof and we undertake no obligation to update publicly any forward-looking statement in this prospectus or in other documents, our website or oral statements for any reason, even if new information becomes available or other events occur in the future. See the section entitled “Where You Can Find More Information.”

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SUMMARY

The following summary does not contain all the information that may be important to you and is qualified in its entirety by more detailed information appearing elsewhere in, or incorporated by reference into, this prospectus. You should read the entire prospectus, paying particular attention to the risks set forth under the heading “Risk Factors.” In this prospectus, unless the context requires otherwise, “Blockbuster,” “the company,” “we,” “us” and “our” refer to Blockbuster Inc. and its consolidated subsidiaries.

Blockbuster Inc.

Blockbuster Inc. is a leading global provider of in-home rental and retail movie and game entertainment, with over 9,000 stores in the United States, its territories and 24 other countries as of December 31, 2005.

We operate in the highly competitive home video and home video game industries, which include in-home movie (i.e., theatrical movie, television series and direct-to-video product) and game entertainment offered primarily by traditional (i.e. “in-store”) retail outlets, online retailers and cable and satellite providers. We believe our offering of both in-store and online movie and game rental and in-store retail products has uniquely positioned us to meet the entertainment needs of our customers. However, the increasing availability of in-home entertainment through delivery methods other than traditional in-store models has led to significant challenges for us. Our 2005 results reflect the decline in the in-store home video rental industry, which we believe was caused by various factors including competition from other sources of in-home entertainment and other leisure activities, in addition to a weak slate of titles released to home video during most of 2005.

Our principal executive offices are located at 1201 Elm Street, Dallas, Texas 75270 and our telephone number is (214) 854-3000.

The Offering

The following is a brief summary of material terms of the offering by the selling securityholders. For a more complete description of the terms of the Series A Preferred Stock, see “Description of Series A Preferred Stock” in this prospectus.

Issuer	Blockbuster Inc.

Securities offered by the selling securityholders

150,000 shares of our Series A Preferred Stock, the shares of class A common stock issuable upon conversion of the Series A Preferred Stock and any shares of our class A common stock that may be delivered in connection with a dividend payment on the Series A Preferred Stock. These shares of Series A Preferred Stock were originally issued and sold in a private placement to qualified institutional buyers on November 15, 2005.

Liquidation preference

If we liquidate, dissolve or wind up, holders of the Series A Preferred Stock will have the right to receive $1,000 per share, plus accrued and unpaid dividends (whether or not declared) to and including the date of payment, before any payments are made to the holders of our common stock and any other capital stock ranking junior to the Series A Preferred Stock as to liquidation rights. The rights of the holders of the Series A Preferred Stock to receive their liquidation preference will be subject to the proportionate rights of each other series or class of our shares ranked on a parity with the Series A Preferred Stock.

Dividends

$75.00 for each share of Series A Preferred Stock per year. Dividends will be cumulative from the date of first issuance and, to the extent payment of dividends is not prohibited by our debt agreements, assets are legally available to pay dividends and our board of directors or an authorized committee of our board declares a dividend payable, we will pay dividends in cash, shares of our class A common stock or any combination thereof, at our discretion, every quarter.

Prior to the second anniversary of the original issuance date, we may pay dividends by delivery of shares of our class A common stock only if an effective registration statement for the resale of such shares exists or if we satisfy certain conditions as described in “Description of Series A Preferred Stock—Method of Payment of Dividends.”

If we fail to pay dividends on the shares of our Series A Preferred Stock (whether in cash or in shares of our class A common stock, as described above) on six dividend payment dates (whether consecutive or not), then holders of shares of our Series A Preferred Stock will be entitled to receive, when, as and if declared by our board of directors, out of funds legally available therefor, dividends at the rate per annum equal to the stated annual dividend rate of 7  1/2% plus 1.0% (plus any additional dividends as set forth under “Description of Series A Preferred Stock—Registration Rights”) on and after such sixth dividend payment date until we have paid all dividends on the shares of our Series A Preferred Stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full.

Following such payment of unpaid dividends, the dividend rate will revert to 7 1/2% (plus any additional dividends) per annum; provided, however, that upon any further failure to pay dividends, the dividend rate will again increase by 1.0% to 8 1/2% (plus any additional dividends) per annum until we have again paid all dividends for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full.

In addition, if we fail to pay dividends for six quarterly dividend periods (whether or not consecutive) holders of our Series A Preferred Stock will have certain voting rights as described under “Description of the Series A Preferred Stock—Voting Rights.”

No dividends or other distributions (other than a dividend payable solely in shares of a like or junior ranking) may be paid or set apart for payment upon any parity shares or junior shares, nor may any parity shares or junior shares be redeemed or acquired for any consideration by us (except by conversion into or exchange for shares of a like or junior ranking) unless all accumulated and unpaid dividends (including additional dividends, if any) have been paid or funds or shares of class A common stock therefor have been set apart on the Series A Preferred Stock and any parity shares. See “Description of Series A Preferred Stock—Dividends.”

Dividend payment dates	The 15th calendar day (or the following business day if the 15th is not a business day) of each February, May, August and November, commencing on February 15, 2006.

Ranking	Our Series A Preferred Stock will rank:

•	senior to all of the shares of our class A common stock and class B common stock and to all of our other capital stock issued in the future unless the terms of such capital stock expressly provide that it ranks senior to, or on a parity with, shares of our Series A Preferred Stock;

•	on a parity with all of our other capital stock issued in the future the terms of which expressly provide that it will rank on a parity with the shares of our Series A Preferred Stock; and

•	junior to all of our existing and future debt obligations and to all shares of our capital stock issued in the future the terms of which expressly provide that such shares will rank senior to the shares of our Series A Preferred Stock.

Termination of conversion rights

On or after November 20, 2010, we may, at our option, cause the conversion right of our Series A Preferred Stock to terminate. However, we may exercise this right only if the closing sale price (as defined under “Description of Series A Preferred Stock—Termination of Conversion Rights”) of our class A common stock for at least 20 trading days in a period of 30 consecutive trading days, including the last trading day of such 30-day period, ending on the trading day immediately preceding the date we give notice of termination equals or exceeds 130% of the conversion price in effect on each such trading day.

If there are fewer than 15,000 shares of Series A Preferred Stock outstanding, we may, at any time on or after November 20, 2010, at our option, redeem for cash all such Series A Preferred Stock at a redemption price equal to the liquidation preference of $1,000 plus any accrued and unpaid dividends, including additional dividends, if any, on a share of Series A Preferred Stock to, but excluding, the redemption date, for each share of Series A Preferred Stock.

Conversion rights

Series A Preferred Stock may be converted at any time, at the option of the holder, into our class A common stock at an initial conversion price of $5.15 per share. The conversion rate is equal to $1,000, plus accumulated and unpaid dividends (including additional dividends, if any, but not including any accumulated dividends for the dividend period in which conversion takes place, unless we have designated a termination date for the conversion right after a record date and on or prior to the related dividend payment date) divided by the conversion price at the time. The conversion price is subject to adjustment upon the occurrence of certain events, as described under “Description of Series A Preferred Stock—Conversion Price Adjustment.”

Additional conversion right upon a fundamental change

After we give notice of a fundamental change on a fundamental change notice date as described under “Description of Series A Preferred Stock—Adjustment to the Conversion Rate Upon a Fundamental Change,” holders of Series A Preferred Stock shall have a one-time option to convert all of their outstanding shares of Series A Preferred Stock at an adjusted conversion rate equal to $1,000, plus any accumulated and unpaid dividends to, but excluding, the conversion date, including additional dividends, if any, divided by 95% of the average of the daily volume-weighted average price per share of our class A common stock for each of the ten consecutive trading days ending on the trading day immediately prior to the effective date of the related fundamental change as further described in “Description of Series A Preferred Stock—Additional Conversion Right Upon a Fundamental Change.” In lieu of issuing shares of our class A common stock, we may, at our option, make a cash payment as described in “Description of Series A Preferred Stock—Additional Conversion Right Upon a Fundamental Change.”

Conversion in connection with a fundamental change	If you elect to convert your shares of our Series A Preferred Stock in connection with certain fundamental changes, we will in certain circumstances increase the conversion rate for such Series A

Preferred Stock, as described under “Description of Series A Preferred Stock—Adjustment to the Conversion Rate Upon a Fundamental Change” and “—Determination of the Adjustment to the Conversion Rate Upon a Fundamental Change.”

In addition, upon the occurrence of certain fundamental changes, in lieu of increasing the conversion rate by the number of additional shares as described above, we may elect to adjust the conversion rate and related conversion obligation so that shares of our Series A Preferred Stock are converted into shares of the acquiring or surviving company, in each case as described under “Description of Series A Preferred Stock—Determination of the Adjustment to the Conversion Rate Upon a Fundamental Change.”

Anti-dilution adjustments

The formula for determining the conversion price on the conversion date and the number of shares of our class A common stock, as applicable, to be delivered upon conversion may be adjusted if certain events occur. See “Description of Series A Preferred Stock—Conversion Price Adjustment.”

Voting rights

Holders of Series A Preferred Stock will not be entitled to any voting rights, except as required by applicable state law and as described under “Description of Series A Preferred Stock—Voting Rights.”

Tax consequences

For a discussion of the U.S. federal tax treatment of the conversion as well as the purchase, ownership and disposition of our Series A Preferred Stock and our class A common stock, see “Material U.S. Federal Income Tax Consequences.”

Trading

We do not intend to list our Series A Preferred Stock on any national securities exchange or include the Series A Preferred Stock in any automated quotation system. The Series A Preferred Stock is currently designated for inclusion in the PORTAL® Market. However, the shares of Series A Preferred Stock that are registered pursuant to the registration statement of which this prospectus forms a part will no longer be eligible for trading in the PORTAL® Market. Our class A common stock is traded on the NYSE under the symbol “BBI.” On March 10, 2006, the last reported sale price of our class A common stock was $3.65 per share.

Ratio of combined fixed charges and preferred dividends to earnings	The ratio of combined fixed charges and preferred dividends to earnings for the years ended December 31, 2005, 2004, 2003, 2002 and 2001 were 0, 0, 0, 2.4x and 0, respectively.

Earnings were insufficient to cover fixed charges and preferred dividends by $523.5 million, $1,286.1 million, $867.1 million, and $294.5 million for the years ended December 31, 2005, 2004, 2003, and 2001, respectively. For purposes of computing the ratio of combined fixed charges and preferred stock dividends to earnings,

“earnings” consist of income from continuing operations before income taxes plus fixed charges. “Fixed charges” consist of interest expense and amortization of capitalized debt issuance costs, and our estimate of the interest component of rental expense. The term “preferred dividends” is the amount of after-tax earnings that is required to pay dividends on our preferred stock. There were no preferred dividends included in after-tax earnings for the year ended December 31, 2005.

Risk factors

Investing in the Series A Preferred Stock and our class A common stock involves a high degree of risk. You should carefully consider all of the information included in, or incorporated by reference into, this prospectus. In particular, you should evaluate the factors under “Risk Factors” beginning on page 7 for risks involved with an investment in the Series A Preferred Stock and our class A common stock.

RISK FACTORS

Investing in our Series A Preferred Stock and our class A common stock involves a high degree of risk. You should carefully consider the risks described below, together with the other information in this prospectus and in our SEC filings or derived from your own examination of us and the terms of the Series A Preferred Stock, before making your decision to invest in the Series A Preferred Stock and our class A common stock. The risks described below could materially adversely affect our business, financial condition or results of operations, in which case you could lose all or part of your original investment.

Risks Related to the Company

Changes in studio pricing policies have resulted in increased competition, in particular from mass merchant retailers, which has impacted consumer rental and purchasing behavior. We cannot control or predict future studio decisions or resulting consumer behavior, and future changes could negatively impact our profitability.

We operate in the highly competitive home video industry, which includes in-home movie entertainment offered through the following distribution channels:

•	the retail home video industry;

•	the cable industry; and

•	the satellite industry.

The retail home video industry includes the sale and rental of movies on DVD and VHS by:

•	traditional home video retailers, such as Blockbuster and other businesses with video store operations, such as Movie Gallery;

•	online retailers, such as BLOCKBUSTER Online, Netflix and Amazon.com; and

•	other retailers, including mass merchant retailers such as Wal-Mart, Best Buy and Target.

The studios’ current practice is generally to sequentially release their movies to different distribution channels. After the initial theatrical release of a movie, studios generally make their movies available to home video retailers (for rental and retail, including by mass merchant retailers) for a specified period of time. This distribution channel is typically exclusive against other forms of non-theatrical movie distribution, including cable and satellite distribution, and is commonly referred to as the home video retailer’s “distribution window.” This practice could change at any time, which would negatively impact our business. Recently, there has been some experimentation with the current distribution windows, including simultaneous video-on-demand and DVD releases.

Historically, at the beginning of a particular movie title’s distribution window, the movie would be priced to home video retailers based on the applicable studio’s decision to promote the movie to the consumer either primarily for rental, or for both rental and sale, at the beginning of the distribution window. In order to promote a movie title primarily for rental at the beginning of the distribution window, a studio would initially release the title to home video retailers at a price that was too high to enable them to sell the title to consumers at an affordable price. As rental demand subsided, the studio would reduce the pricing for the movie, which would then enable retailers to sell the title to consumers at an affordable price. The time during which the studios released the title at the higher pricing was commonly referred to as the “rental window.” Currently, substantially all DVD titles are initially released to home video retailers at a price that is low enough to allow them to offer movies at affordable prices to the consumer from the beginning of the home video retailer’s distribution window. This method of pricing is commonly referred to as “sell-through” pricing, and has improved our ability to purchase rental product at lower prices. However, the studios’ sell-through pricing policy has also led to increasing competition from other retailers, in particular mass merchants such as Wal-Mart, Best Buy and Target. It has also led to increased competition from online retailers. These other retailers are able, due to the lower sell- through prices, to purchase DVDs for sale to consumers at the same time as traditional home video retailers, who, like us, purchase product for rental. In addition, some retailers lower their sales prices in order to increase overall traffic to their stores or businesses, and mass merchants may be more willing to sell at lower, or even below wholesale, prices to drive traffic and thereby increase sales of their other inventory items. All of these factors have increased consumer interest in purchasing DVDs, which has resulted in increased competition and reduced the significance of the historical rental window.

We believe that the increased consumer purchases of movies have been due in part to consumer interest in building DVD libraries of classic movies and personal favorites and that the studios will remain dependent on traditional home video retailers to generate revenues for the studios from titles that are not classics or current box office hits. We therefore believe the importance of the video rental industry to the studios will continue to be a factor in studio pricing decisions. However, we cannot control or predict studio pricing policies with certainty, and we cannot assure you that consumers will not, as a result of further decreases in studio sell-through pricing and/or sustained or further depressed pricing by competitors, increasingly desire to purchase rather than rent movies. Personal DVD libraries could also cause consumers to rent or purchase fewer movies in the future. Our profitability could, therefore, be negatively affected further if, in light of any such consumer behavior, we were unable to (i) maintain or increase our rental business; (ii) replace gross profits from generally higher-margin rentals with gross profits from increased sales of generally lower-margin sell-through product; or (iii) otherwise positively affect gross profits, such as through price increases or cost reductions. Our ability to achieve one or more of these objectives is subject to risks, including the risk that we may not be able to compete effectively with other DVD retailers, some of whom may have competitive advantages such as the pricing flexibility described above or favorable consumer perceptions regarding value.

Our profitability is also dependent on our ability to enter into arrangements with the studios that effectively balance cost considerations and the number of copies of a title stocked by us. Each type of arrangement provides different advantages and challenges for us. For example, we have benefited from sell-through pricing of DVDs because the lower cost associated with DVD product has resulted in higher rental margins than product purchased under our historical VHS revenue-sharing arrangements. Our profitability could be negatively affected if studios were to make other changes in their pricing policies, which could include changes in revenue sharing arrangements, pricing or rental windows for DVDs or expanded exploitation by studios of international two-tiered pricing laws, which allow studios to charge different prices for movies intended for rental to consumers, as opposed to sale. In addition, we cannot predict what use the studios might make of current or future alternative supply methods, such as downloading to stores or consumers, or what impact the use of such supply chain changes by us or our competitors might have on our profitability.

Our video business would lose a competitive advantage if the movie studios were to shorten or eliminate the home video retailer distribution window or otherwise adversely change their current practices with respect to the timing of the release of movies to the various distribution channels.

A competitive advantage that home video retailers currently enjoy over most other movie distribution channels, except theatrical release, is the early timing of the home video retailer’s distribution window. As noted above, after the initial theatrical release of a movie, the studios’ current practice is to generally make their movies available to home video retailers (for rental and retail, including by mass merchant retailers) for specified periods of time. This distribution window is typically exclusive against most other forms of non-theatrical movie distribution, such as pay-per-view, video-on-demand, premium television, basic cable, and network and syndicated television. The length of this exclusive distribution window for home video retailers varies, but since the mid-1990’s, has averaged between 43 and 54 days for domestic home video retailers. Thereafter, movies are made sequentially available to television distribution channels. The studios’ practices with respect to the distribution windows could change at any time. Recently, there has been some experimentation with the current distribution windows, including simultaneous video-on-demand and DVD releases.

Our business could be negatively affected if:

•	the home video retailer distribution windows were no longer the first following the theatrical release;

•	the length of the home video retailer distribution windows were shortened; or

•	the home video retailer distribution windows were no longer as exclusive as they are now.

This is because newly released movies would be made available earlier on these other forms of non-theatrical movie distribution, and consumers might no longer need to wait until after the home video retailer distribution window to view a newly released movie on one or more of these other distribution channels. In such event, we would need to address additional competition. According to industry statistics, more movies are now being released to pay-per-view at the shorter end of the home video retailer distribution window range than at the longer end. In addition, many of the major movie studios have entered into various ventures to provide video-on-demand or similar services of their own. Increased studio participation in or support of these types of services could impact their decisions with respect to the timing and exclusivity of the home video retailer distribution window.

We believe that the studios have a significant interest in maintaining a viable home video retail industry. However, because the order, length and exclusivity of each window for each distribution channel is determined solely by the studio releasing the movie, we cannot predict the impact, if any, of any future decisions by the studios. In addition, any consolidation or vertical integration of media companies to include both content providers and digital distributors could pose a risk to the continuation of the home video retailer distribution window.

We cannot predict the impact that the following may have on our business: (i) new or improved technologies or video formats, (ii) alternative methods of content delivery or (iii) changes in consumer behavior facilitated by these technologies or formats and alternative methods of content delivery. We also compete generally for the consumer’s entertainment dollar and leisure time.

Advances in technologies such as video-on-demand, new video formats, downloading or alternative methods of content delivery or certain changes in consumer behavior driven by these or other technologies and methods of delivery could have a negative effect on our business. In particular, our business could be adversely impacted if:

•	newly released movies were to be made widely available by the studios to these technologies or these formats at the same time or before they are made available to home video retailers for rental; and

•	these technologies or new formats were to be widely accepted by consumers.

The widespread availability of additional channels on satellite and digital cable systems may significantly reduce public demand for our products. Advances in direct broadcast satellite and cable technologies may also adversely affect consumer demand for video store rentals and sales. Direct broadcast satellite providers transmit numerous channels of programs by satellite transmission into subscribers’ homes. In addition, cable providers are taking advantage of digital technology to transmit many additional channels of television programs over cable lines to subscribers’ homes. Because of their increased availability of channels, direct broadcast satellite and digital cable providers have been able to enhance their pay-per-view businesses by:

•	substantially increasing the number and variety of movies they can offer their subscribers on a pay-per-view basis; and

•	providing more frequent and convenient start times for the most popular movies.

In addition, pay-per-view allows the consumer to avoid trips to the video store for rentals and returns of movies. However, newly released movies are currently made available by the studios for rental prior to being made available on a pay-per-view basis. In addition, pay-per-view does not currently provide the same start, stop and rewind capabilities as DVD or video. If, however, direct broadcast satellite and digital cable services, including enhanced pay-per-view services, were to become more widely available and accepted, this could have a negative effect on our video store business. This is because a smaller number of movies may be rented or sold if viewers were to favor the expanded number of conventional channels and expanded content, including movies, specialty programming and sporting events, offered through these services. Additionally, increases in the size of the pay-per-view market could lead to an earlier distribution window for movies on pay-per-view if the studios were to perceive this to be a better way to maximize their revenues.

The availability of content through personal video recorders, video-on-demand and similar other technologies may significantly reduce the demand for our products or otherwise negatively affect our business. Any method for delivery of entertainment content that serves as an alternative to obtaining product or services from us can impact our business. Examples of delivery methods that have impacted, or could impact, our business are personal video recorders, video-on-demand, downloadable DVDs, video vending machines, disposable DVDs and video downloads to portable devices.

Personal video recorders. Personal video recorders allow consumers to automatically and digitally record programs to create a customized television line-up for viewing at any time. They also enable consumers to pause, rewind, fast forward, instant replay and playback in slow motion any live television broadcast and are increasingly being used to download movies. Personal movie libraries and other television entertainment recorded via personal video recorders has caused and could continue to cause consumers to rent or purchase fewer movies in the future.

Video-on-demand. Some digital cable providers and a limited number of Internet content providers have implemented technology referred to as video-on-demand. This technology transmits movies and other entertainment content on demand with interactive capabilities such as start, stop and rewind. In addition, some cable providers have introduced subscription video-on-demand, which allows consumers to pay a flat fee per month for access to a selection of content with fast-forward, stop and rewind capabilities. These developments could cause studios to alter the home video retailer distribution window. As discussed above, there has been some recent experimentation with the current distribution windows, including simultaneous video-on-demand and DVD releases. In addition to being available from most major cable providers in select markets, video-on-demand has been introduced over the Internet, as high-speed Internet access has greatly increased the speed and quality of viewing content, including feature-length movies, on personal computers. Moreover, one of the major studios has recently launched a video-on-demand service whereby movies are delivered to a set-top box. We have, from time to time, tested an entertainment-on-demand service, which delivered video-on-demand to consumers’ television sets via digital subscriber lines and fiber optic connections, and we may conduct similar tests from time to time. The future of video-on-demand services, including any services provided by us, is uncertain. Video-on-demand could have a negative effect on our video store business if:

•	video-on-demand could be provided at a reasonable price to the customer; and

•	newly released movies were made available at the same time, or before, they were made available to the home video retailers for rental and sale.

Downloadable DVDs. The technology now exists for consumers to pay for and download movies and other content via the Internet. While the future of downloadable DVDs is uncertain, if the studios overcome their reluctance to license content in this manner or decide to offer product through this channel themselves, consumers might rent or buy fewer movies via the traditional in-store or online channels in the future, and our business would be negatively impacted.

Video Vending Machines. McDonalds recently announced that they have begun renting DVDs from vending machines located on their premises for $0.99 per day. Any time movies or games are offered to consumers at a deeply discounted price, we view this as competition for our customers’ entertainment dollars. In addition, Movie Gallery has recently announced that it is experimenting with branded DVD vending machines in grocery and convenience stores. Other companies may also offer video vending machines. We cannot predict how broad the selection of movies offered via video vending machines will become or their impact on our business.

Disposable DVDs. The technology also exists for retailers to offer disposable DVDs, which allow a consumer to view a DVD for an unlimited number of times during a specified period of time, at the end of which the DVD becomes unplayable as a result of chemistry technology. We cannot predict the impact that this or other similar technologies will have on our business.

Video Downloads to Portable Devices. Apple Computer recently began offering its customers the ability to download music videos and certain television shows from its iTunes music store. Customers can purchase the videos and watch them on their computers or on a portable iPod device. We cannot predict whether Apple’s offering will expand to include movies, how broad the selection of any movies could become or whether other companies may offer video downloads to portable devices that could provide an alternative method of delivery for movies.

Other Competition for Consumer Dollars and Leisure Time. We compete generally for the consumer’s entertainment dollar and leisure time with, among others, (i) movie theaters; (ii) Internet browsing, online gaming and other Internet-related activities; (iii) live theater; and (iv) sporting events. Our results can therefore fluctuate depending on the desirability of other forms of entertainment.

We believe that some degree of industry consolidation will be necessary in the in-store home video rental industry over the coming years. Should we not be successful in capitalizing on this industry consolidation, our financial results may be adversely affected.

Based upon current industry projections, we believe that over-capacity exists in the video rental market and that, as a result, many video stores, including some of our own stores, will be forced to close in the future. If we are unable to capitalize on the store closings of our competitors, we may be unable to grow our market share and our financial results may be adversely affected. In addition, we have historically closed underperforming video stores and will continue to consider the closure of underperforming stores. We are currently reviewing many of our store leases and selecting sites to close or downsize based on store profitability. As a result, we could potentially close up to 10% of our store base over the next several years.

Our revenues could be adversely affected due to the variability in consumer appeal of the movie titles and game software released for rental and sale.

The quality of movie titles and game software released for rental and sale is not within our control, and our results of operations have from time to time reflected the variability in consumer appeal for such items. We cannot assure you that future releases of movie titles and game software will appeal to consumers and, as a result, our revenues and profitability may be adversely affected.

We are dependent on the introduction and supply of new and enhanced game platforms and software to attract and retain our video game customers.

The home video game industry has traditionally been a hit-driven business characterized by short product lifecycles and frequent introduction of new products. Historically, the lifecycle for game platforms has been about five years, with a limited number of platforms achieving success at any given time. The industry typically grows with the introduction of new hardware platforms and games, but tends to slow prior to the introduction of new platforms, as consumers hold back their purchases in anticipation of new platform and game enhancements. Additionally, during the slow period prior to the introduction of new game platforms, vendors often reduce their prices on existing game platforms and corresponding games, thereby reducing our gross profits for these items. Our video games business is, therefore, dependent on the introduction of new and enhanced game platforms and software in order to attract and retain our video game customers. Delays in the introduction and/or shipment of hardware or software or any failure to obtain sufficient product from our suppliers on favorable terms could negatively affect our business or increase fluctuations in our results of operations.

Piracy of the products we offer or the disregard of release dates by other retailers may adversely affect our operations.

Although piracy is illegal, it is a significant threat to the home video industry. The primary methods of piracy affecting the home video industry are (i) the illegal copying of theatrical films at the time they are first run; (ii) the illegal copying of DVDs that are authorized by the studios solely for retail sale and/or rental by authorized retailers; and (iii) the illegal online downloading of movies. These methods of piracy enable the low-cost sale of DVDs as well as the free viewing and sharing of DVDs, both of which compete with rentals and sales by authorized retailers like us. Competition from piracy has increased in recent years due in part to developments in technology that allow for faster copying and downloading of DVDs.

Although piracy is a concern in the United States, it is having a more significant adverse affect on the home video industry in international markets. We cannot assure you that movie studios and others with rights in the product that we rent or sell can, or will, take steps to enforce their rights against piracy or that they will be successful in preventing the distribution of pirated content. Increases in piracy could continue to negatively affect our revenues.

Another risk that we face is the disregard by other home video retailers of the studios’ specified release dates for their titles. If other home video retailers rent or sell product before the specified release dates (i.e., before us), we can be adversely affected, as the first weeks after a movie title’s release typically represent a significant portion of the demand for that title. We cannot assure you that the studios can or will control such distribution and release practices, particularly in countries outside of the United States.

We made significant investments in our business during 2005 by eliminating extended viewing fees and investing in BLOCKBUSTER Online. Our investment in BLOCKBUSTER Online, together with weakness in the rental industry, has adversely affected and may continue to adversely affect our profitability. Further, our financial results have been, and may continue to be, adversely affected by our elimination of extended viewing fees.

During 2005, we made significant investments in two strategic initiatives designed to improve our overall rental offering. First, we eliminated extended viewing fees on movie and game rentals at all of our company-operated BLOCKBUSTER stores in the United States and Canada. Second, we invested heavily in BLOCKBUSTER Online. We believe that these and other of our strategic initiatives will allow us to take advantage of emerging trends in home entertainment. However, some of our strategic initiatives have been, or are, at the beginning of what we believe are their potential growth curves and will continue to require significant start-up costs, including BLOCKBUSTER Online in which we intend to continue to invest during 2006.

As mentioned above, we eliminated extended viewing fees on movie and game rentals at all of our company-operated BLOCKBUSTER stores in the United States effective January 1, 2005. In addition, approximately 340 of our franchise stores in the United States have eliminated extended viewing fees as of March 1, 2006. Our Canadian operations adopted a similar program at all of its stores effective January 29, 2005. In connection with our “no late fees” program, we incurred approximately $60 million in marketing and implementation costs during 2005 and reduced rental revenues by over $500 million. If the loss of revenues and operating income associated with the elimination of extended viewing fees is not offset by continued growth in base rental revenues resulting from increased store traffic, less promotional and marketing activity and increased focus on managing operating expenses, our financial results will be significantly adversely affected. In addition, we cannot control the pricing decisions of our franchisees and therefore cannot predict the impact that such pricing decisions could have on our overall business results. Our franchisees’ control over operating and pricing decisions is discussed in more detail under “Item 1. Business—Our Operations—Franchised Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated herein by reference.

In addition, our online subscription services require considerable ongoing investments in order to increase our subscriber base and implement our plan to fulfill BLOCKBUSTER Online orders from our stores. Since its launch in August 2004, BLOCKBUSTER Online has built a subscriber base of approximately 1.2 million subscribers. Additionally, we began fulfilling some BLOCKBUSTER Online orders from certain company-operated and franchise store locations in the second quarter of 2005 and continued to expand this fulfillment process during the remainder of 2005. If we are unable to integrate our in-store and online capabilities fully, our gross margin will be adversely impacted because we will be required to purchase more product to support our online operations. Both our plan to fulfill BLOCKBUSTER Online orders from our stores and our goal of increasing our online subscriber base require significant investment. During 2005, BLOCKBUSTER Online incurred significant operating losses and approximately $25 million in capital expenditures. We expect to incur additional costs in the future and cannot assure you when or if BLOCKBUSTER Online will become profitable.

Further, we have experienced challenges caused by the faster than anticipated decline in the worldwide in-store home video rental industry. We believe that this decline has been caused primarily by (i) a weak slate of titles released to home video during most of 2005; (ii) increased competition from retail mass merchant sales of low-priced DVDs, online rentals and other sources of in-home entertainment such as digital video recorders and other devices that are capable of downloading content for in-home viewing; (iii) competition from piracy in certain international markets; and (iv) competition from other forms of leisure entertainment.

The significant investments required to develop and implement our initiatives, together with the faster than anticipated decline in the worldwide in-store home video rental industry, adversely affected our 2005 financial results and could adversely affect our financial results thereafter. For example, our financial results would be impacted by:

•	our ability to effectively and timely prioritize and implement these and other initiatives;

•	the extent and timing of our continued investment of incremental operating expenses and capital expenditures to continue to develop and implement our initiatives, and our corresponding ability to effectively control operating expenses;

•	our ability to timely implement and maintain the necessary information technology systems and infrastructure to support shifts in consumer preferences and any corresponding changes to our initiatives; and

•	the impact of competitor pricing and product and service offerings.

We have had limited experience with certain new customer proposition initiatives and cannot assure you when or if these or future initiatives will have a positive impact on our profitability.

We have implemented and expect to continue to implement initiatives that are designed to enhance efficiency, customer convenience and our product offerings, including initiatives to expand our online offerings to customers. The implementation of new initiatives has involved, and will continue to involve, significant investments by us of time and money and could be adversely impacted by (i) our inability to timely implement and maintain the necessary information technology systems and infrastructure to support shifts in consumer preferences and any corresponding changes to our operating model, including continued support for our initiatives and (ii) the extent and timing of our continued investment of incremental operating expenses and capital expenditures to continue to develop and implement our initiatives and our corresponding ability to effectively control operating expenses. Because we have limited experience with some of our strategic initiatives, we cannot assure you that they will be successful or profitable, including success in retaining customers. Our ability to effectively and timely prioritize and implement our initiatives will also affect when and if they will have a positive impact on our profitability.

If the average sales and rental prices for our product are not at or above expected prices, our expected gross margins may be adversely affected.

To achieve our expected revenues and gross margins, we need to sell and rent, as applicable, our product, including previously rented, retail and rental (whether in-store or online) product at or above expected prices. If the average sales or rental prices of such product are not at or above these expected prices, our revenues and gross margins may be adversely affected. For example, our U.K. games business experienced some gross margin erosion during 2005 as a result of the drastically reduced price offerings of a competitor. In an effort to compete, we and a number of mass merchant retailers in the U.K. were forced to meet the competitor’s reduced price offerings. As a result of the fact that prices for games in the U.K. have not yet risen to the level they were at prior to these reduced price offerings, our gross margin with respect to our U.K. games business has suffered and may continue to suffer.

It is also important that we maximize our gross margins through our allocation of store space. We may need to turn our inventory of previously rented and retail product more quickly in the future in order to make room in our stores for additional DVDs or strategic initiatives. Therefore, we cannot assure you that in the future we will be able to rent or sell, on average, our product at or above the expected price.

Other factors that could affect our ability to rent or sell our product at expected prices include:

•	consumer desire to rent any of our movies and games;

•	consumer desire to own a particular movie or game;

•	the amount of product available for rental or sale by others to the public; and

•	changes in the price of product by the studios or changes by other retailers, particularly mass merchant retailers.

Our business plan contemplates significant cost reductions over the next two years. Should we not achieve our cost cutting objectives, our financial results could be adversely affected.

Our business plan and expectations for the future are based on management’s assessments regarding significant cost reductions through 2007, including aggressive reductions in operating expenses and capital expenditures. These cost cutting objectives may not be fully achievable, and should we not reduce costs to the full extent currently contemplated, our financial results may be adversely affected.

Our level of indebtedness may make it more difficult for us to pay our debts and more necessary for us to divert our cash flow from operations to debt service payments.

Our total indebtedness as of December 31, 2005 was approximately $1,158.0 million. Our debt service obligations could have an adverse impact on our earnings and cash flows for as long as the indebtedness is outstanding.

Our indebtedness could have important consequences for our business. For example, it could:

•	make it more difficult for us to pay our debts as they become due during general adverse economic and market or industry conditions because any related decrease in revenues could cause us to not have sufficient cash flows from operations to make our scheduled debt payments;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate, including limiting our ability to invest in our strategic initiatives, and, consequently, place us at a competitive disadvantage to our competitors with less debt;

•	require a substantial portion of our cash flows from operations to be used for debt service payments, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	cause our trade creditors to change their terms for payment on goods and services provided to us, thereby negatively impacting our ability to receive products and services on acceptable terms; and

•	result in higher interest expense in the event of increases in interest rates since some of our borrowings are, and will continue to be, at variable rates of interest.

Additionally, we could incur additional indebtedness in the future and, if new debt is added to our current debt levels, the risks above could intensify. Additional debt would further increase the possibility that we may not generate sufficient cash to pay, when due, interest on and other amounts due in respect of our indebtedness, and would further reduce our funds available for operations, working capital, capital expenditures, acquisitions and other general purposes. Additional debt may also decrease our ability to refinance or restructure our indebtedness, and further limit our ability to adjust to changing market conditions. If we or our subsidiaries add new debt to our current debt levels, the related risks that we and they now face could increase.

We may not have sufficient cash flows from operating activities, cash on hand and available borrowings under our credit facilities to service our indebtedness.

Our ability to make payments on and to refinance our indebtedness will depend on our ability to generate cash in the future. This, to some extent, is subject to general economic, financial, competitive, industry and other factors that are beyond our control. We cannot assure you that our future cash flow will be sufficient to meet our obligations and commitments. If we are unable to generate sufficient cash flow from operations in the future to service our indebtedness and to meet our other commitments, we will be required to adopt one or more alternatives, such as refinancing or restructuring our indebtedness, selling material assets or operations or seeking to raise additional debt or equity capital. We cannot assure you that any of these actions could be effected on a timely basis or on satisfactory terms or at all, or that these actions would enable us to continue to satisfy our capital requirements. In addition, our existing debt agreements, including the indenture governing our senior subordinated notes and our credit agreement, contain restrictive covenants which may prohibit us from adopting one or more of these alternatives, and any future debt agreements may contain similar restrictive covenants. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts, which we may be unable to repay.

Any failure by us to comply with any of the restrictions in our debt agreements could result in acceleration of our debt. Were this to occur, we might not have, or be able to obtain, sufficient cash to pay our accelerated indebtedness.

The operating and financial restrictions and covenants in our debt agreements, including our credit agreement and the indenture governing our senior subordinated notes, may adversely affect our ability to finance future operations or capital needs or to engage in new business activities. The debt agreements restrict our ability to, among other things:

•	declare dividends or redeem or repurchase capital stock;

•	prepay, redeem or repurchase other debt;

•	incur liens;

•	make loans, guarantees, acquisitions and investments;

•	incur additional indebtedness;

•	engage in sale and leaseback transactions;

•	amend or otherwise alter debt and other material agreements;

•	engage in mergers, acquisitions or asset sales; and

•	transact with affiliates.

In addition, our debt covenants require that we maintain certain financial measures and ratios. As a result of these covenants and ratios, we are limited in the manner in which we can conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs. Accordingly, these restrictions may limit our ability to successfully operate our business. A failure to comply with these restrictions or to maintain the financial measures and ratios contained in the debt agreements could lead to an event of default that could result in an acceleration of the indebtedness. During 2005, we were required to enter into three amendments to our credit agreement to modify or seek waivers for our financial covenants thereunder. For an additional discussion of these amendments, please refer to “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Capital Structure” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated herein by reference.

Should the outstanding obligations under our credit agreement be accelerated and become due and payable because of our failure to comply with the applicable debt covenants in the future, we would be required to search for alternative measures to finance current and ongoing obligations of our business. If amounts outstanding under the credit agreement were called by the lenders due to a covenant violation, amounts under other agreements, such as the indenture governing our senior subordinated notes, could also become due and payable immediately. There can be no assurance that such financing will be available on acceptable terms, if at all. Our ability to obtain future financing or to sell assets could be adversely affected because a very large majority of our assets have been secured as collateral under the credit agreement. In addition, our recent financial results, our substantial indebtedness, our credit ratings and the declining rental industry in which we operate could adversely affect the availability and terms of our financing. Further, as discussed below, uncertainty surrounding our ability to finance our obligations has caused some of our trade creditors to impose increasingly less favorable terms and continuing uncertainty could result in even more unfavorable terms from our trade creditors. In addition, there are other situations (including a change in the composition of our board of directors, whereby the majority of directors who were serving on the board at the time we entered into our credit agreement and indenture (or their successors or nominees) are no longer serving on the board) where our debt may be accelerated and we may be unable to repay such debt. Any of these scenarios could adversely impact our liquidity and results of operations or force us to file for protection under the U.S. Bankruptcy Code.

Uncertainty surrounding our ability to meet our financial obligations has adversely impacted and could continue to adversely impact our ability to obtain sufficient product on favorable terms.

During 2005, we entered into three amendments of our credit agreement pursuant to which certain covenants in our credit agreement were amended or waived. This, coupled with the continued declines and uncertainty in the rental industry, has caused negative publicity surrounding our business. As a result, our flexibility with our suppliers has been affected, both domestically and internationally. We cannot assure you that our trade creditors will not further change their terms for payment on goods and services provided to us or that we will continue to be able to receive products and services on acceptable terms.

Our financial results could be adversely affected if we are unable to manage our inventory effectively or if we are unable to obtain or maintain favorable terms from our suppliers.

Our purchasing decisions are influenced by many factors, including, among others, gross margin considerations and supplier product return policies. While much of our retail movie product in the United States, but not outside the United States, is returnable to vendors, our investments in retail movie inventory may result in excess inventories in the event anticipated sales fail to materialize. In addition, returns of our games inventory, which is prone to obsolescence risks because of the nature of the industry, are subject to negotiation with vendors.

Our purchasing decisions also involve predictions of consumer demand. While the growth of our in-store and online subscription programs and our elimination of extended viewing fees have increased consumer demand for our products, these programs, along with the recent reintroduction of our Guaranteed in Stock program for select new release titles (whereby if a Guaranteed in Stock title is unavailable, customers will be given a rain check for a free rental of that title good for 30 days at the same store), have increased the complexity of our purchasing decisions. In addition, the prevalence of multiple game platforms adds to the difficulty of accurately predicting consumer demand with respect to video games. The nature of and market for our products, particularly games and DVDs, also makes them prone to risk of theft and loss.

Our operating results could therefore suffer if we are not able to:

•	obtain or maintain favorable terms from our suppliers with respect to such matters as copy depth, use of product, including without limitation fulfillment of online orders, and product returns;

•	maintain adequate copy depth to maintain customer satisfaction;

•	control shrinkage resulting from theft or loss; or

•	avoid significant inventory excesses that could force us to sell products at a discount or loss.

Further, as discussed above, uncertainty surrounding our ability to finance our obligations has caused some of our trade creditors to impose increasingly less favorable terms and continuing uncertainty could result in even more unfavorable terms from our trade creditors.

Our results of operations could be materially adversely affected if our franchisees failed to pay our franchise fees.

A portion of our revenues are derived from royalty fees through our franchising program. We may experience difficulties in collecting our franchise fees on a timely basis, or at all, for a variety of reasons, including the inability of our franchisees to achieve sufficient revenues and cash flows from their stores or to otherwise effectively operate their stores under challenging industry conditions. Lawsuits and other disputes with our franchisees may also reduce the amount of our royalties from franchise fees. Any failure by our franchisees to pay their franchise fees to us on time or at all could materially adversely affect our results of operations.

Any failure or inadequacy of our information technology infrastructure could harm our business.

The capacity, reliability and security of our information technology hardware and software infrastructure and our ability to expand and update this infrastructure in response to our changing needs are important to the continued implementation of our new customer proposition initiatives, as well as the operation of our business generally. To avoid technology obsolescence and enable future cost savings and customer enhancements, we are continually updating our information technology infrastructure. In addition, we intend to add new features and functionality to our products, services and systems that could result in the need to develop, license or integrate additional technologies. Our inability to add additional software and hardware or to upgrade our technology infrastructure could have adverse consequences, which could include the delayed implementation of our new customer proposition initiatives, service interruptions, impaired quality or speed of the users’ experience and the diversion of development resources. Our failure to provide new features or functionality to our systems also could result in these consequences. We may not be able to effectively upgrade and expand our systems, or add new systems, in a timely and cost effective manner and we may not be able to smoothly integrate any newly developed or purchased technologies with our existing systems. These difficulties could harm or limit our ability to improve our business. In addition, any failure of our existing information technology infrastructure could result in significant additional costs to us.

Our business model is substantially dependent on the functionality of our distribution centers.

Our domestic distribution system for our store-based operations is centralized. We ship a substantial portion of the products to our U.S. company-operated stores through our distribution center. We also have 30 regional

U.S. distribution centers to support BLOCKBUSTER Online, our domestic online DVD subscription service. If our distribution centers became non-operational for any reason, we could incur significantly higher costs and longer lead times associated with distributing our movies and other products. In international markets, we utilize a variety of distribution methodologies with similar risks to those in the United States.

Our financial results have been and could further be negatively impacted by impairments of goodwill or other intangible assets required by SFAS 142, our ability to realize our deferred income tax assets required by SFAS 109, the application of future accounting policies or interpretations of existing accounting policies.

In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets referred to as “SFAS 142,” we test goodwill and other intangible assets for impairment during the fourth quarter of each year and on an interim date should factors or indicators become apparent that would require an interim test. In 2002, 2003 and 2004 we took significant charges relating to the impairment of goodwill. See Notes 2 and 3 to the consolidated financial statements and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated herein by reference.

In addition, in conjunction with the decline in the worldwide in-store home video rental industry and the resulting decline in our stock price, we performed an impairment test on our goodwill balances during the third quarter of 2005 and determined that the goodwill balance was impaired, thereby recognizing non-cash charges of $332.0 million to impair goodwill in accordance with SFAS 142. See Notes 2 and 3 to the consolidated financial statements and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Estimates” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated herein by reference.

Additionally, SFAS No. 109, Accounting for Income Taxes referred to as “SFAS 109,” requires us to periodically assess whether it is more likely than not that we will generate sufficient taxable income to realize our deferred income tax assets. In making this determination, we consider all available positive and negative evidence and make certain assumptions. We consider, among other things, our deferred tax liabilities, the overall business environment, our historical earnings and losses, our industry’s current trends and our outlook for future years.

In the third quarter of 2005, we determined that it was unclear as to the timing of when we will generate sufficient taxable income to realize deferred tax assets. This was primarily due to the negative trends in our industry which caused our actual and anticipated financial performance to be significantly worse than we originally projected. Accordingly, during the third quarter of 2005, we recorded a valuation allowance against deferred tax assets in our domestic and certain foreign jurisdictions, which resulted in a provision for income taxes of $115.0 million in that quarter. Until we determine that it is more likely than not that we will generate sufficient taxable income to realize our deferred income tax assets in these markets, income tax benefits associated with current period losses will not be recognized. At the end of 2005, we had deferred tax assets of $177.0 million related primarily to timing differences of depreciation and amortization, net operating losses and other tax credits for certain foreign jurisdictions where it is more likely than not that deferred tax assets will be realized. We have a valuation allowance of $149.9 million set against these deferred tax assets in jurisdictions where it is more likely than not that the deferred tax assets will not be recognized. If we do not generate sufficient taxable income in certain foreign jurisdictions, we may not realize the remaining deferred tax assets that do not have a valuation allowance.

A downward revision in the fair value of one of our reporting units could result in additional impairments of goodwill under SFAS 142 and additional non-cash charges. Additionally, an expectation that future taxable income in a particular jurisdiction will be insufficient to realize our deferred tax assets could result in additional valuation allowances under SFAS 109. Any charge resulting from the application of SFAS 142 or SFAS 109 could have a significant negative effect on our reported net income. In addition, our financial results could be negatively impacted by the application of existing and future accounting policies or interpretations of existing accounting policies, including without limitation the impact of accounting policies related to our rental library and our recent related restatement, any continuing impact of SFAS 142 or SFAS 109 or any interpretation issued in connection with Statement of Financial Accounting Standards No. 123R, Share-Based Payment.

We are subject to various litigation matters that could, if judgments were to be rendered against us, have an adverse effect on our operating results.

We are a defendant in various lawsuits and may become subject to additional lawsuits in the future. If judgments were to be rendered against us in these lawsuits, our results of operations could be adversely affected. See Note 9 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which is incorporated herein by reference, for a discussion of certain pending litigation matters relating to our business.

Our business and operations have been, and could further be, negatively impacted as a result of the proxy fight during 2005 and election of three dissident nominees to our board of directors. Further, if a subsequent proxy fight is waged against us and is successful, we could be in default under our credit agreement and may be unable to finance a change of control offer under the indenture governing our senior subordinated notes or repay our bank debt should it become accelerated.

On April 8, 2005, we were notified that a slate of dissident nominees would be proposed for election at our 2005 annual stockholders meeting. On May 11, 2005, the dissident nominees were elected by our stockholders to serve on our board of directors. As a result of the proxy contest and the subsequent elections of the dissident nominees, our business and operations have been, and may further be, negatively impacted. For example:

•	we incurred substantial costs associated with the proxy contest;

•	the proxy contest was disruptive to our operations; and

•	dissention on our board of directors may impact our ability to effectively and timely implement our initiatives and to retain and attract experienced executives and employees.

Further, under the terms of our credit agreement and the indenture governing our senior subordinated notes, a change in the composition of our board of directors, including as a result of one or more director resignations, whereby the majority of directors who were serving on the board at the time we entered into our credit agreement and indenture (or their successors or nominees) are no longer serving on the board, could constitute a change of control. If a subsequent proxy contest is waged against us and is successful, an event of default could result under our credit agreement, and under the indenture, we may be required to make an offer for cash to purchase the notes at 101% of their principal amount, plus accrued and unpaid interest and additional interest, if any. We cannot assure you that we will have the financial resources necessary to purchase the notes upon a change of control or that we will have the ability to obtain the necessary funds on satisfactory terms, if at all. Further, our credit agreement prohibits the purchase of all of the outstanding notes prior to repayment of the borrowings under our credit agreement and any exercise by the holders of the notes of their right to require us to repurchase the notes will also cause an event of default under our credit agreement. We may be unable to repay any acceleration of our debts that may arise under this scenario.

If we lose key senior management or are unable to attract and retain the talent required for our business, our operating results could suffer.

Our performance depends largely on the efforts and abilities of our members of senior management. Our executives have substantial experience and expertise in our business and have made significant contributions to our growth and success. We have experienced senior management departures recently. The unexpected future loss of services of one or more of members of our senior management team could have an adverse effect on our business. We will need to attract and retain additional qualified personnel and develop, train and manage management-level employees. We cannot assure you that we will be able to attract and retain personnel as needed in the future.

We are subject to governmental regulation particular to the retail home video industry and changes in U.S. or international laws may adversely affect us.

Any finding that we have been, or are, in noncompliance with respect to, or otherwise liable under, the laws affecting our business could result in costs, including, among other things, governmental penalties or private litigant damages, which could have a material adverse effect on us. We are subject to various international and U.S. federal and state laws that govern the offer and sale of our franchises because we act as a franchisor. In addition, because we operate video stores and develop new video stores, we are subject to various international and U.S. federal and state laws that govern, among other things, the disclosure and retention of our video rental records and access to and use of our video stores by disabled persons, and are subject to various international, U.S. federal, state and local advertising, consumer protection, credit protection, franchising, licensing, zoning, land use, construction, trading activities, second-hand dealer, minimum wage and labor and other employment regulations, as well as laws and regulations relating to the protection and cleanup of the environment and health and safety matters. The international home video and video game industry varies from country to country due to, among other things, legal standards and regulations, such as those relating to foreign ownership rights; unauthorized copying; intellectual property rights; movie ratings, which in many countries are legal standards unlike the voluntary standards of the United States; labor and employment matters; trade regulation and business practices; franchising and taxation; environmental matters; and format and technical standards. Our obligation to comply with, and the effects of, the above governmental regulations are increased by the magnitude of our operations.

Changes in existing laws, including environmental and employment laws, adoption of new laws or increases in the minimum wage, may increase our costs or otherwise adversely affect us. For example, the repeal or limitation in the United States of certain favorable copyright laws would have an adverse impact in the United States on our rental business. Similarly, the adoption or expansion of laws in any other country to allow copyright owners to charge retailers more for rental product than for sell-through product could have an adverse impact on our rental business in that country.

Any acquisitions we make involve a degree of risk.

We have in the past, and may in the future, engage in acquisitions to expand our domestic and international rental and retail presence. For example, during the past several years, we have made asset acquisitions of stores in the United States and in markets outside of the United States. If these or any future acquisitions are not successfully integrated with our business, our ongoing operations could be adversely affected. Additionally, acquisitions may not achieve desired profitability objectives or result in any anticipated successful expansion of the acquired businesses or concepts. Although we review and analyze assets or companies we acquire, such reviews are subject to uncertainties and may not reveal all potential risks. Additionally, although we attempt to obtain protective contractual provisions, such as representations, warranties and indemnities, in connection with acquisitions, we cannot assure you that we can obtain such provisions in our acquisitions or that they will fully protect us from unforeseen costs of the acquisition. We may also incur significant costs in connection with pursuing possible acquisitions, even if the acquisition is not ultimately consummated.

We have assumed obligations pursuant to agreements with Viacom relating to certain real estate leases guaranteed by Viacom, which obligations may adversely affect our ability to negotiate renewals or modifications to a subset of such leases.

In October 2004, we completed our divestiture from Viacom. We entered into an amended and restated initial public offering and split-off agreement with Viacom in connection with this divestiture. This agreement, which is referred to as the “IPO agreement,” imposes various restrictions and limitations on our ability to renew or modify, in a manner that increases Viacom’s potential liability, a subset of the leases guaranteed by Viacom, which could make it more difficult and expensive, and in some cases impossible, to renew or modify certain of these leases.

We have also assumed obligations pursuant to the IPO agreement to maintain letters of credit in favor of Viacom, which obligations reduce our borrowing capacity.

Pursuant to the IPO agreement, we have provided letters of credit, at Viacom’s expense, for the benefit of Viacom to support Viacom’s potential liability for certain real estate lease obligations of ours. The letters of credit reduce our borrowing capacity under the terms of our credit facilities by $150 million. Until the letters of credit or any renewals thereof are terminated, we anticipate any future or additional lenders may treat our letter of credit obligation as if it were outstanding indebtedness when assessing our borrowing capacity. Furthermore, if we are unable to renew or otherwise replace the letters of credit prior to their expiration as required by the IPO agreement, Viacom has the right to draw down the full amount of the outstanding letters of credit, which may cause us to borrow funds under our credit facility to reimburse the issuing bank. In either case, our obligation to maintain the letters of credit may restrict or prevent us from being able to borrow amounts necessary to engage in favorable business activities, consummate strategic acquisitions or otherwise fund capital needs.

Our tax matters agreement with Viacom prohibits us from engaging in certain corporate transactions, and we may not have adequate funds to perform our indemnity obligations under this agreement.

In connection with our split-off from Viacom, we and Viacom entered into an amended and restated tax matters agreement, dated as of June 18, 2004, which is referred to as the “tax matters agreement.” The tax matters agreement contains restrictions that, among other things, prohibit us from voluntarily entering into certain transactions for a period of two years following the split-off from Viacom, including certain merger transactions or transactions involving the sale of a significant amount of our capital stock or assets, without Viacom’s consent. In addition, we agreed under the tax matters agreement to indemnify Viacom for any tax liability incurred as a result of the failure of the split-off to qualify as a tax-free transaction due to a takeover of us or any other transaction involving our capital stock, assets or businesses, regardless of whether such transaction is within our control. We may not, however, have adequate funds to perform these indemnification obligations should they arise. These restrictions and potential liabilities may make us less attractive to a potential acquiror and reduce the possibility that an acquiror will propose or seek to effect certain transactions with us during the restricted two-year period.

We, along with Viacom and certain of Viacom’s related entities, are a party to a judgment sharing agreement arising out of two revenue sharing antitrust cases. Should we, Viacom or Viacom’s related entities incur liability with respect to such cases, we would be responsible for satisfying a portion of that liability.

On November 9, 2001, we entered into a judgment sharing agreement with Viacom, Paramount Home Entertainment, Inc. (“Paramount”), Sumner Redstone and certain studio defendants in Cleveland, et al. v. Viacom Inc., et al, No. SA-99-CA-0783 in the United States District Court for the Western District of Texas and in Merchant, et al. v. Redstone, et al., No. BC 244 270 in the Superior Court for the State of California, County of Los Angeles, whereby we, Viacom, Paramount and Mr. Redstone agreed to be responsible for any liability that arises out of either of the two revenue sharing antitrust cases. No liability will arise from the Cleveland case as judgment was entered in favor of us and the other defendants and all appeals by plaintiffs failed. The Merchant case was appealed following judgment in our favor and remanded back to the trial court for further proceedings. On June 18, 2004, in connection with our split-off from Viacom, we entered into an agreement with Viacom, Paramount and Mr. Redstone, which we refer to as the Viacom entities, whereby we agreed to pay a percentage allocation of any liability arising from the November 9, 2001 judgment sharing agreement of 33.33% and the Viacom entities agreed to pay 66.67% of any such liability. We cannot assure you that we will not be held liable in the Merchant case. Therefore, we may become responsible for contributing one-third of any judgment arising from such case.

Provisions in our charter documents, Delaware law and our tax matters agreement could make it more difficult to acquire our company.

Our second amended and restated certificate of incorporation (“certificate of incorporation”) and amended and restated bylaws (“bylaws”) contain provisions that may discourage, delay or prevent a third party from acquiring us, even if doing so would be beneficial to our stockholders. Our bylaws limit who may call special meetings of stockholders to any officer at the request of a majority of our board of directors, the chairman of the board or the chief executive officer of the company. Our certificate of incorporation and bylaws provide that the bylaws may be altered, amended or repealed by the board of directors.

Pursuant to our certificate of incorporation, the board of directors may by resolution establish one or more series of preferred stock, having such number of shares, designation, relative voting rights, dividend rates, liquidation or other rights, preferences and limitations as may be fixed by the board of directors without any further stockholder approval. Such rights, preferences, privileges and limitations as may be established could have the effect of impeding or discouraging the acquisition of control of us, which could adversely affect the price of our equity securities.

In addition, Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder.

Further, our tax matters agreement contains provisions that make us less attractive to a potential acquiror and reduce the possibility that an acquiror will propose or seek to effect certain transactions with us. See “—Risks Related to the Company—Our tax matters agreement with Viacom prohibits us from engaging in certain corporate transactions, and we may not have adequate funds to perform our indemnity obligations under this agreement.”

Risks Related to the Offering

The market price of our Series A Preferred Stock could be significantly affected by several factors, including the market price of our common stock, which can be volatile.

We expect that the market price of our Series A Preferred Stock will be significantly affected by the market price of our common stock. This may result in greater volatility in the market price of the Series A Preferred Stock than would be expected for nonconvertible preferred stock. The market price of our common stock and the Series A Preferred Stock will continue to fluctuate in response to a number of factors, including the following, many of which are beyond our control:

•	quarterly fluctuations in our operating and financial results;

•	fluctuations with respect to our liquidity;

•	changes in financial estimates and recommendations by financial analysts;

•	changes in the ratings of our securities;

•	developments related to litigation or investigations involving us;

•	fluctuations in the stock price and operating results of our competitors;

•	prospects for companies in our industry generally;

•	dispositions, acquisitions and financings;

•	changes in interest rates;

•	future sales of our equity or convertible securities;

•	market demand for the Series A Preferred Stock;

•	additions or departures of key personnel;

•	strategic actions by us or our competitors; and

•	perceptions, whether or not accurate, among investors and other market participants related to any of the above.

In addition, the stock markets in general, including the New York Stock Exchange, recently have experienced price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often has been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may affect adversely the market prices of our Series A Preferred Stock and our common stock.

Purchasers of Series A Preferred Stock who convert their shares into class A common stock will incur immediate dilution.

Persons purchasing our Series A Preferred Stock who convert their shares into our class A common stock will incur immediate and substantial dilution because the per share conversion price of the Series A Preferred Stock immediately after this offering will be higher than the net tangible book value per share of the outstanding class A common stock. In addition, you will also experience dilution when we issue additional shares of common stock, which we are permitted or required to issue under options, warrants, our stock option plan or other employee or director compensation plans.

Holders of our Series A Preferred Stock will have no rights as a common securityholder until they acquire our class A common stock.

Until you acquire shares of our class A common stock upon conversion, you will have no rights with respect to our common stock, including voting rights (except as required by applicable state law and as described under “Description of Series A Preferred Stock—Voting Rights”), rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock. To exercise any voting rights described under “Description of Series A Preferred Stock—Voting Rights,” you may only request that we call a special meeting of the holders of our preferred stock and you may not call a meeting directly. Upon conversion, you will be entitled to exercise the rights of a holder of class A common stock only as to matters for which the record date occurs after the conversion date. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our class A common stock.

There is no public market for the Series A Preferred Stock.

Our Series A Preferred Stock is currently eligible for trading in the PORTAL® Market. However, the shares of Series A Preferred Stock that are registered pursuant to the registration statement of which this prospectus forms a part will no longer be eligible for trading in the PORTAL® Market. We have not applied, and do not intend to apply, to list the Series A Preferred Stock on any securities exchange or arrange for quotation on any automated dealer quotation system. As a result, there can be no assurance that any market for the Series A Preferred Stock will develop or, if one does develop, that it will be maintained. If an active market for the Series A Preferred Stock fails to develop or be sustained, the market price and liquidity of the Series A Preferred Stock may be adversely affected or you may not be able to sell your Series A Preferred Stock quickly. If a market for our Series A Preferred Stock were to develop, the Series A Preferred Stock could trade at prices that may be higher or lower than the initial offering price depending upon many factors, including the price of our common stock, prevailing interest rates, our operating results and the markets for similar securities.

The market price of our common stock, Series A Preferred Stock and our earnings per share could be reduced if we were to issue additional equity or convertible securities.

Public resales of our common stock could depress the prevailing market price of our common stock and Series A Preferred Stock. Any perception of market overhang resulting from our ability to issue equity, convertible debt or preferred stock or similar securities could depress the market price of our common stock or Series A Preferred Stock.

We cannot assure you that we will be able to keep effective the registration statement required to permit us to pay dividends on our Series A Preferred Stock in shares of our class A common stock.

We are permitted to pay dividends on our Series A Preferred Stock by delivering shares of our class A common stock. However, prior to the second anniversary of the original issue date, we may pay dividends in this manner only if an effective registration statement exists at the time of such delivery with respect to resale of such shares of class A common stock, or in the case of stock dividends issued on or after the one-year anniversary of the closing of this offering, we comply with the current public information conditions of Rule 144(c) of the Securities Act. Pursuant to the registration rights agreement, we have agreed to use our reasonable efforts to keep the registration statement effective. However, we cannot assure you that we will be able to keep effective such registration statement or that we will be able to comply with such reporting requirement.

Our Series A Preferred Stock will rank junior to all of our and our subsidiaries’ liabilities in the event of a bankruptcy, liquidation or winding up of our assets.

In the event of bankruptcy, liquidation or winding up, our assets will be available to pay obligations on our Series A Preferred Stock only after all of our liabilities have been paid. Our senior subordinated notes are not secured by any of our assets. However, our credit agreement is secured by a pledge of substantially all of our domestic assets (other than our real estate leasehold interests). Our Series A Preferred Stock will effectively rank junior to all existing and future liabilities of our subsidiaries and the capital stock (other than common stock) of our subsidiaries held by third parties. The rights of holders of our Series A Preferred Stock to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors and such other equity holders. As of December 31, 2005 we had total liabilities of approximately $2.5 billion. In the event of bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay amounts due on any or all of our Series A Preferred Stock then outstanding.

The terms of our debt agreements and Delaware law may restrict us from paying dividends on our Series A Preferred Stock.

Quarterly dividends will be paid only if payment of such dividends is not prohibited by our debt agreements, assets are legally available to pay such dividends and such dividends are declared by our board of directors or an authorized committee of our board of directors. The board of directors or an authorized committee of the board of directors is not obligated or required to declare quarterly dividends even if we have funds available for such purposes.

Our existing debt agreements limit, and any debt agreements that we enter into in the future will likely limit, our ability to pay cash dividends on our capital stock, including the Series A Preferred Stock. Furthermore, if we are in default under our amended credit facility, we will not be permitted to pay any cash dividends on our Series A Preferred Stock in the absence of a waiver from such default or an amendment or refinancing of our amended credit facility. Our indenture for the senior subordinated notes also limits our ability to pay cash dividends on our capital stock.

Delaware law provides that we may pay dividends on the Series A Preferred Stock only to the extent that assets are legally available to pay such dividends. Legally available assets is defined as the amount of surplus. Our surplus is the amount by which the fair value of total assets exceeds the sum of:

•	the fair value of our total liabilities, including our contingent liabilities, and

•	the amount of our capital.

If there is no surplus, legally available assets will mean, in the case of a dividend, the amount of our net profits for the fiscal year in which the dividend payment occurs and/or the preceding fiscal year.

We may not pay dividends on our common stock in the future.

We did not pay any dividend on our common stock during the third and fourth quarters of 2005. As mentioned above, the terms of our existing debt agreements limit, and any debt agreements that we enter into in the future will likely limit, our ability to pay dividends and also limit the amount of any presumable dividend. Subject to these limitations, our board of directors is free to change our dividend practices from time to time and to decrease or increase the dividend paid, or to not pay a dividend, on our common stock based on factors such as the results of operations, financial condition, cash requirements and future prospects and other factors deemed relevant by our board of directors.

The additional shares of our class A common stock payable on our Series A Preferred Stock in connection with certain fundamental changes may not adequately compensate you for the lost option time value of your shares of our Series A Preferred Stock as a result of such fundamental changes.

If certain fundamental changes occur, we will, in certain circumstances, increase the conversion rate on our Series A Preferred Stock converted in connection with the fundamental change by a number of additional shares of our class A common stock as described in this prospectus. The number of additional shares of our class A common stock will be determined based on the date on which the fundamental change becomes effective and the price paid per share of common stock in the fundamental change transaction as described under “Description of Series A Preferred Stock—Determination of the Adjustment to the Conversion Rate Upon a Fundamental Change.” While the number of additional shares is designed to compensate you for the lost option time value of your shares of our Series A Preferred Stock as a result of the fundamental change, the increase is only an approximation of this lost value and may not adequately compensate you for your loss. If the price paid per share of common stock in the fundamental change transaction is less than the price per share of common stock at the date of issuance of our Series A Preferred Stock, there will be no increase in the conversion rate. In addition, in certain circumstances, upon a fundamental change arising from our acquisition by a public company, we may elect to adjust the conversion rate as described under “Description of Series A Preferred Stock—Determination of the Adjustment to the Conversion Rate Upon a Fundamental Change” and, if we so elect, holders of shares of our Series A Preferred Stock will not be entitled to the increase in the conversion rate described above.

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

The conversion rate of the Series A Preferred Stock is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. See “Description of Series A Preferred Stock—Conversion Price Adjustment.” If the conversion rate is adjusted as a result of a distribution that is taxable to our common stock holders, such as a cash dividend, you would be treated as receiving a distribution and may be required to include an amount in income for federal income tax purposes, notwithstanding the fact that you do not actually receive such distribution. If the conversion rate is increased at our discretion or in certain other circumstances (including as a result of certain fundamental changes), such increase also may be deemed to be the payment of a taxable dividend to you, notwithstanding the fact that you do not receive a cash payment. The amount that you would have to include in income will generally be equal to the value of the additional shares that you would receive on conversion as a result of the adjustment to the conversion rate. In addition, non-U.S. holders may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See “Material U.S. Federal Income Tax Consequences.”

Our issuance of additional series of preferred stock could adversely affect holders of our common stock and Series A Preferred Stock.

Our board of directors is authorized to issue additional series of shares of preferred stock without any action on the part of our stockholders. Our board of directors also has the power, without shareholder approval, to set the terms of any such series of shares of preferred stock that may be issued, including voting rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

RATIO OF COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS TO EARNINGS

	Year Ended December 31,
	2005	2004	2003	2002	2001
Ratio of combined fixed charges and preferred dividends to earnings(1)	—	—	—	2.4x	—

(1)	In calculating the ratio of combined fixed charges and preferred stock dividends to earnings, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense (which includes amortization of deferred financing costs and debt issuance costs) and one-third of rental expense, deemed representative of that portion of rental expense estimated to be attributable to interest. Interest expense included in fixed charges for the year ended December 31, 2004 includes interest attributable to our 9% senior subordinated notes due 2012 and senior secured credit facility only with respect to the period beginning August 20, 2004. Preferred dividends is the amount of after-tax earnings that is required to pay dividends on our preferred stock. There were no preferred dividends included in after-tax earnings for the year ended December 31, 2005. Earnings were insufficient to cover fixed charges and preferred dividends by $523.5 million, $1,286.1 million, $867.1 million and $294.5 million for the years ended December 31, 2005, 2004, 2003 and 2001, respectively. Earnings for the years ended December 31, 2005, 2004 and 2003 included non-cash charges to impair goodwill and other long-lived assets in accordance with SFAS No. 142, Goodwill and Other Intangible Assets, and SFAS No. 144, Accounting for the Impairment of Disposal of Long-Lived Assets, totaling approximately $356.8 million, $1.50 billion and $1.30 billion, respectively.

USE OF PROCEEDS

All sales of the Series A Preferred Stock and class A common stock will be by or for the account of the selling securityholders named in this prospectus, in any supplement to this prospectus or in an amendment to the registration statement of which this prospectus forms a part. We will not receive any proceeds from the sale by any selling securityholders of the Series A Preferred Stock or the issue of or subsequent sale by any selling securityholders of the class A common stock issuable upon exercise of the conversion right attached to the Series A Preferred Stock. Under the terms of the registration rights agreement entered into with representatives of the initial purchasers, we have agreed, among other things, to pay substantially all of the expenses incidental to the registration and sale of the securities covered by this prospectus, excluding, among other things, underwriting discounts and selling commissions (which discounts and commissions will be paid by the selling securityholders).

SELLING SECURITYHOLDERS

We originally issued 150,000 shares of the Series A Preferred Stock on November 15, 2005 in a private placement to Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Credit Suisse Securities (USA) LLC, as initial purchasers. The initial purchasers then resold the Series A Preferred Stock in transactions not requiring registration under the Securities Act or applicable state securities laws to persons the initial purchasers reasonably believed to be “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, in compliance with Rule 144A.

This prospectus relates to:

•	resales of the Series A Preferred Stock;

•	sales of shares of class A common stock issued upon conversion of the Series A Preferred Stock; and

•	sales of any shares of our class A common stock that may be delivered in connection with a dividend payment on the Series A Preferred Stock,

by the selling securityholders as described below under “Plan of Distribution.” We filed the registration statement of which this prospectus forms a part with the SEC pursuant to the registration rights granted in connection with the original issuance of the Series A Preferred Stock to afford the holders of the Series A Preferred Stock the opportunity to sell their securities in public transactions rather than pursuant to exemptions from the registration and prospectus delivery requirements of the Securities Act. To take advantage of that opportunity, a holder of the Series A Preferred Stock must provide information about itself and the securities it is selling as required under the Securities Act.

The selling securityholders listed below and the beneficial owners of the Series A Preferred Stock and their transferees, pledgees, donees or other successors, if not identified in this prospectus then so identified in supplements to this prospectus or in an amendment to the registration statement of which this prospectus forms a part, as required, are the selling securityholders under this prospectus. The following table sets forth for each selling securityholder, as of a recent practicable date prior to the effectiveness of the registration statement of which this prospectus forms a part:

•	the name of the securityholder;

•	the number of shares of Series A Preferred Stock and class A common stock beneficially owned by each selling securityholder prior to the offering;

•	the number of shares of Series A Preferred Stock and class A common stock registered for sale for the account of each selling securityholder under this prospectus; and

•	the number and percent of shares of Series A Preferred Stock and class A common stock to be beneficially owned by each selling securityholder (assuming all of the shares covered hereby are sold by each securityholder).

The information is based on information provided by or on behalf of the selling securityholders to us in selling securityholder questionnaires and is as of the date specified by the holders of the questionnaires. We have not sought to verify the information contained in the table. Because the selling securityholders may offer all or some portion of these securities pursuant to this prospectus, and because we are not currently aware of any agreements, arrangements or understandings with respect to the sale of these securities, we cannot predict the number of shares or principal amount of the securities that will be held by the selling securityholders upon termination of this offering. In addition, some of the selling securityholders may have sold, transferred or otherwise disposed of all or a portion of their securities since the date on which they provided the information about themselves and the securities they were selling in transactions exempt from the registration requirements of the Securities Act. See “Plan of Distribution.”

Unless otherwise disclosed in the footnotes to the table below, no selling securityholder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

Each selling securityholder listed below may, under this prospectus, from time to time offer and sell some, all or none of the number of shares of the Series A Preferred Stock listed below opposite its name and/or the number of shares of class A common stock into which its shares of Series A Preferred Stock may be converted. The number of shares of our class A common stock that may be sold is based on the current conversion rate of 194.175 shares of class A common stock per share of Series A Preferred Stock. Prior to any use of this prospectus in connection with an offering of these securities by a beneficial owner not listed as a selling stockholder below or its transferee, pledgee, donee or other successor, the name and information with respect to such person will be set forth in a supplement to this prospectus or in an amendment to the registration statement of which this prospectus forms a part.

	Series A Preferred Stock				Class A Common Stock
Name	(a) Number of Shares Beneficially Owned Prior to the Offering	(b) Number of Shares That May Be Offered Hereby (1)	(c) Number of Shares To Be Owned After Completion of the Offering (2)	(d) Percent of Shares Beneficially Owned After the Offering (2)	(e) Number of Shares Beneficially Owned Prior to the Offering	(f) Number of Shares That May Be Offered Hereby (1) (3)	(g) Number of Shares To Be Owned After Completion of the Offering (2)	(h) Percent of Shares Beneficially Owned After the Offering (4)
American Investors Life Insurance Company	1,000	1,000	0	*	194,175	194,175	0	*

Citigroup Global Markets Inc. (5)	1,250	1,250	0	*	242,719	242,719	0	*

Credit Suisse Securities (Europe) Limited	1,000	1,000	0	*	194,175	194,175	0	*

Deutsche Bank Achtung Gesellshaft London	27,538	27,538	0	*	5,347,191	5,347,191	0	*

Dune Capital LLC (6)	5,000	5,000	0	*	970,875	970,875	0	*

Highbridge International LLC (7)	10,000	10,000	0	*	1,941,750	1,941,750	0	*

High River Limited Partnership (8)	7,600	7,600	0	*	2,874,550	1,475,730	1,398,820	1.15%

Icahn Partners, LP (9)	13,376	13,376	0	*	7,708,656	2,597,285	5,111,371	4.19%

Icahn Partners Master Fund, LP (10)	17,024	17,024	0	*	7,381,544	3,305,635	4,075,909	3.32%

Inflective Convertible Opportunity Fund I, Limited	4,000	4,000	0	*	776,700	776,700	0	*

Inflective Convertible Opportunity Fund I, L.P.	2,000	2,000	0	*	388,350	388,350	0	*

Lyxor/Inflective Convertible Opportunity Fund	2,000	2,000	0	*	388,350	388,350	0	*

	Series A Preferred Stock				Class A Common Stock
Name	(a) Number of Shares Beneficially Owned Prior to the Offering	(b) Number of Shares That May Be Offered Hereby (1)	(c) Number of Shares To Be Owned After Completion of the Offering (2)	(d) Percent of Shares Beneficially Owned After the Offering (2)	(e) Number of Shares Beneficially Owned Prior to the Offering	(f) Number of Shares That May Be Offered Hereby (1) (3)	(g) Number of Shares To Be Owned After Completion of the Offering (2)	(h) Percent of Shares Beneficially Owned After the Offering (4)
Merced Partners Limited Partnership	5,000	5,000	0	*	970,875	970,875	0	*

Q Funding III, L.P.	15,000	15,000	0	*	2,912,625	2,912,625	0	*

Tamarack International Limited	2,000	2,000	0	*	388,350	388,350	0	*

TQA Special Opportunities Fund	500	500	0	*	97,088	97,088	0	*

Vicis Capital Master Fund	2,000	2,000	0	*	388,350	388,350	0	*

All other holders of Series A Preferred Stock (and future transferees, distributees, pledges, donees or successors of such holders) (11)(12)	33,712	33,712	0	*	6,546,027	6,546,027	0	*

*	Less than 1%.

(1)	Unless otherwise indicated, each selling securityholder may offer any or all of the Series A Preferred Stock it beneficially owns, any or all of the class A common stock issuable upon conversion of the Series A Preferred Stock and any or all of the class A common stock that may be delivered in connection with a dividend payment on the Series A Preferred Stock.

(2)	Assumes the sale of all shares of Series A Preferred Stock and class A common stock offered pursuant to this prospectus.

(3)	Assumes conversion of all of the selling stockholders’ shares of Series A Preferred Stock at the conversion rate of 194.175 shares of common stock per share of Series A Preferred Stock. This conversion rate is subject to certain adjustments as specified in the Series A Preferred Stock certificate of designations. Accordingly, the number of shares of common stock that may be issued upon conversion of the Series A Preferred Stock may be adjusted from time to time. Fractional shares will not be issued upon conversion of the Series A Preferred Stock. Cash will be paid instead of fractional shares, if any. Assumes that no dividends on the Series A Preferred Stock will be paid in shares of class A common stock.

(4)	This percentage is calculated using as the numerator the number of shares of class A common stock included in the prior column and as the denominator 119,454,598 shares of class A common stock outstanding on March 1, 2006, plus the number of shares of class A common stock issuable upon conversion of the Series A Preferred Stock held by the selling securityholder included in column (f).

(5)	Citigroup Global Markets Inc. was one of the initial purchasers of the Series A Preferred Stock and was joint bookrunner for the private placement.

(6)	Dune Capital LLC is also the beneficial owner of $24,975,000 principal amount of our 9% senior subordinated notes due 2012.

(7)	Highbridge Capital Management, LLC (“Highbridge”) is the trading manager of Highbridge International LLC (“HIC”) and consequently has voting control and investment discretion over securities held by HIC. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by HIC.

(8)	Carl Icahn is a director of the Company and is the indirect owner of High River Limited Partnership. High River Limited Partnership is also the beneficial owner of 772,321 shares of our class B common stock.

(9)	Carl Icahn is a director of the Company and is a controlling person of the general partner of Icahn Partners, LP. Icahn Partners, LP is also the beneficial owner of 2,519,920 shares of our class B common stock.

(10)	Carl Icahn is a director of the Company and is a controlling person of the general partner of Icahn Partners Master Fund, LP. Icahn Partners Master Fund, LP is also the beneficial owner of 1,932,985 shares of our class B common stock.

(11)	Information concerning other selling securityholders will be set forth in prospectus supplements or in an amendment to the registration statement of which this prospectus is a part if and when necessary. Totals in these columns may exceed the number of shares of Series A Preferred Stock and class A common stock offered by this prospectus as a result of the selling securityholders identified above having sold, transferred or otherwise disposed of some or all of their shares of Series A Preferred Stock since the date on which the information in the preceding table was provided to us without informing us of such sale(s). In no event will the number of shares of Series A Preferred Stock offered by this prospectus exceed 150,000 shares. Similarly, the total number of shares of class A common stock issuable upon the conversion of all the Series A Preferred Stock may increase or decrease due to adjustments to the conversion rate. Pursuant to Rule 416 under the Securities Act, the registration statement of which this prospectus is a part also covers any additional shares of our class A common stock which become issuable in connection with such shares because of any stock dividend, stock split, recapitalization or other similar event or adjustment in the number of shares issuable as provided by the terms of the Series A Preferred Stock.

(12)	Assumes that all other holders of Series A Preferred Stock (and future transferees, pledges, donees or successors of such holders) do not beneficially own any shares of class A common stock other than the shares issuable upon conversion of the Series A Preferred Stock.

PLAN OF DISTRIBUTION

The Series A Preferred Stock and the shares of class A common stock issuable upon conversion of the Series A Preferred Stock are being registered to permit public secondary trading of these securities by the holders thereof from time to time after the date of this prospectus. Under the terms of the registration rights agreement entered into with representatives of the initial purchasers, we have agreed, among other things, to pay substantially all of the expenses incidental to the registration and sale of the securities covered by this prospectus, excluding, among other things, underwriting discounts and selling commissions.

We will not receive any of the proceeds from the offering by the selling securityholders of the Series A Preferred Stock or the shares of class A common stock into which the Series A Preferred Stock is convertible.

We cannot assure you that any selling securityholder will sell all or any portion of the securities offered under this prospectus or that any selling securityholder will not transfer, devise or gift its securities by other means not described in this prospectus.

The selling securityholders and any brokers, dealers or agents who participate in the distribution of the securities covered by this prospectus may be deemed to be “underwriters,” and any profits on the sale of the securities by them and any discounts, commissions or concessions received by any brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling securityholders may be deemed to be underwriters, the selling securityholders may be subject to some statutory liabilities of the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. If the selling securityholders are deemed to be underwriters, they will be subject to the prospectus delivery requirements of the Securities Act.

The securities offered hereby may be sold from time to time directly by the selling securityholders or, alternatively, through underwriters, broker-dealers or agents. If the securities covered by this prospectus are sold through underwriters or broker-dealers, the selling securityholder will be responsible for underwriting discounts or commissions or agent’s commissions. Such securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve block transactions) (i) on any national securities exchange or quotation service on which the securities covered by this prospectus may be listed or quoted at the time of sale, (ii) in the over-the-counter market or (iii) in transactions otherwise than on such exchanges or services or in the over-the-counter market. The selling securityholders may also loan or pledge the securities offered hereby to broker-dealers that in turn may sell such securities.

In addition, the securities covered by this prospectus may be sold in private transactions or under Rule 144 under the Securities Act rather than under this prospectus.

The selling securityholders and any other person participating in the distribution will be subject to applicable provisions of the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchase and sales of any of the securities by the selling securityholders and any other person. Furthermore, under Regulation M, any person engaged in the distribution of the securities may not simultaneously engage in market-making activities with respect to the particular securities being distributed for particular periods prior to the commencement of the distribution. All of the foregoing may affect the marketability of these securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

Under the terms of the registration rights agreement, holders of the securities covered by this prospectus and we have agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act and Exchange Act, or will be entitled to contribution in connection with those liabilities.

There is no public trading market for the shares of the Series A Preferred Stock and we have not applied and do not intend to apply for listing of the shares of the Series A Preferred Stock on any national securities exchange or for quotation of the shares on any automated inter-dealer quotation system. The Series A Preferred Stock is currently designated for inclusion in the PORTAL® Market. However, the shares of Series A Preferred Stock that are registered pursuant to the registration statement of which this prospectus forms a part will no longer be eligible for trading in the PORTAL® Market. No assurances can be given as to the liquidity of the trading market for the shares of the Series A Preferred Stock or that an active public market for those shares will develop. If an active market for the shares of the Series A Preferred Stock does not develop, the market price and liquidity of those shares may be adversely affected. If the shares of the Series A Preferred Stock are traded, they may trade at a discount from their initial offering price, depending on the market for similar securities, our performance and other factors.

We have agreed, subject to certain rights to suspend use of the shelf registration statement, to use reasonable efforts to keep the shelf registration statement effective until the earliest of (i) the second anniversary of the original issue date of the Series A Preferred Stock and (ii) such time as all of the Series A Preferred Stock and the class A common stock issuable on the conversion thereof or delivered in connection with a dividend payment cease to be outstanding or have either been (A) sold or otherwise transferred pursuant to an effective registration statement or (B) sold pursuant to Rule 144 under circumstances in which any legend borne by the Series A Preferred Stock or class A common stock relating to restrictions on transferability thereof is removed or such Series A Preferred Stock or class A common stock are eligible to be sold pursuant to Rule 144(k) or any successor provision.

DESCRIPTION OF SERIES A PREFERRED STOCK

The following is a summary of certain provisions of the certificate of designations for our Series A Preferred Stock. A copy of the certificate of designations and the form of Series A Preferred Stock share certificate and the registration rights agreement are available upon request from us at the address set forth under “Where You Can Find More Information.” The following summary of the terms of Series A Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate of designations and the registration rights agreement.

As used in this section, the terms the “Company,” “us,” “we” or “our” refer to Blockbuster Inc. and not any of its subsidiaries.

General

Under our second amended and restated certificate of incorporation (the “certificate of incorporation”), our board of directors is authorized, without further stockholder action, to issue up to 100,000,000 shares of preferred stock, par value $0.01 per share, in one or more series, with such voting powers or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be set forth in the resolutions providing therefor. We have 99,827,500 shares of authorized preferred stock that are undesignated. We have 172,500 shares of preferred stock that are designated as 7  1/2% Series A Cumulative Convertible Perpetual Preferred Stock, 150,000 shares of which are currently outstanding.

The Series A Preferred Stock is fully paid and nonassessable. When issued, any shares of our common stock issued upon the conversion of the Series A Preferred Stock will be fully paid and nonassessable. The holders of the Series A Preferred Stock have no preemptive or preferential right to purchase or subscribe for stock, obligations, warrants or other securities of the Company of any class. The transfer agent, registrar, conversion and dividend disbursing agent for shares of both the Series A Preferred Stock and the shares of class A common stock issuable upon conversion is Computershare Trust Company N.A.

The Series A Preferred Stock is subject to redemption at our option, as described below in “—Termination of Conversion Rights.”

Under Delaware law, we may pay dividends on our Series A Preferred Stock, whether in cash or in shares of our class A common stock, only to the extent that assets are legally available to pay such dividends. Legally available assets means the amount of our surplus. Our surplus is the amount by which the fair value of our total assets exceeds the sum of:

•	the fair value of our total liabilities, including our contingent liabilities, and

•	the amount of our capital.

If there is no surplus, legally available assets will mean, in the case of a dividend, the amount of our net profits for the fiscal year in which the payment occurs and/or the preceding fiscal year. When the need to make a determination of legally available assets arises, the amount of the fair value of our total assets and liabilities and the amount of our capital will be determined by our board of directors in accordance with Delaware law.

Ranking

The Series A Preferred Stock, with respect to dividend rights or rights upon our liquidation, winding-up or dissolution, ranks:

•

senior to our class A common stock and our class B common stock and each other class of capital stock or series of preferred stock established after the original issue date of the Series A Preferred Stock

(which we will refer to as the “Issue Date”), the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we will refer to collectively as “Junior Stock”);

•	on a parity, in all respects, with any class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we will refer to collectively as “Parity Stock”); and

•	junior to all of our existing and future debt obligations and to each class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (such capital stock or preferred stock, we will refer to collectively as “Senior Stock”).

While any shares of Series A Preferred Stock are outstanding, we may not authorize or issue any class or series of Senior Stock (or any security convertible into Senior Stock) without the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock. Without the consent of any holder of Series A Preferred Stock, however, we may authorize, increase the authorized amount of, or issue any class or series of Parity Stock or Junior Stock. See “—Voting Rights” below.

Dividends

Holders of shares of Series A Preferred Stock will be entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment, cumulative dividends at the rate per annum of 7 1/2% per share on the liquidation preference thereof of $1,000 per share of Series A Preferred Stock, subject to increase as described below. Dividends on the Series A Preferred Stock will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing February 15, 2006 (each, a “Dividend Payment Date,” or the following business day if such date is not a business day) at such annual rate, and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the issue date of the Series A Preferred Stock, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends.

The initial dividend on our Series A Preferred Stock was $18.75 per share, and was paid on February 15, 2006. Each subsequent quarterly dividend on our Series A Preferred Stock, if declared and paid, will be $18.75 per share, subject to increase as described below. Dividends will be payable to holders of record as they appear on our stock register on the immediately preceding February 1, May 1, August 1 and November 1 (each, a “Record Date,” or the following business day if such date is not a business day). Accumulations of dividends on shares of Series A Preferred Stock do not bear interest. Dividends payable on the Series A Preferred Stock for any period other than a full dividend period (based upon the number of days elapsed during the period) are computed on the basis of a 360-day year consisting of twelve 30-day months.

If we fail to pay dividends on the Series A Preferred Stock on any six Dividend Payment Dates (whether consecutive or not), then the dividend rate per annum shall increase on and after the day after such sixth Dividend Payment Date by 1.0% to 8 1/2% (plus any additional dividends as described under “—Registration Rights” below) per annum until we have paid all dividends on the Series A Preferred Stock for all dividend periods up to and including the Dividend Payment Date on which the accumulated and unpaid dividends are paid in full. Following such payment of unpaid dividends, the dividend rate will revert to 7 1/2% (plus any additional dividends) per annum; provided however, that upon any further failure to timely pay dividends on the Series A Preferred Stock on any future Dividend Payment Date, the dividend rate per annum shall again increase by 1.0% percentage point to 8 1/2% (plus any additional dividends) per annum until we have again paid all dividends on the Series A Preferred Stock for all dividend periods up to and including the Dividend Payment Date on which the accumulated and unpaid dividends are paid in full.

No dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding shares of the Series A Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid or declared and a sufficient sum of money or number of shares of class A common stock have been set apart for the payment of such dividend, upon all outstanding shares of Series A Preferred Stock.

We are only obligated to pay a dividend on our Series A Preferred Stock if our board of directors or an authorized committee of our board declares the dividend payable and we have assets that legally can be used to pay the dividend. Our ability to pay dividends on any Dividend Payment Date is subject to certain limitations set forth in our amended credit facility and the indenture for our senior subordinated notes. See “Risk Factors—Risks Related to the Offering—The terms of our debt agreements and Delaware law may restrict us from paying cash dividends on our Series A Preferred Stock.”

No dividends or other distributions (other than a dividend or distribution payable solely in shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock) and cash in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by us or on our behalf (except by conversion into or exchange for shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock)) unless all accumulated and unpaid dividends have been or contemporaneously are declared and paid, or are declared and a sum of cash or number of shares of class A common stock sufficient for the payment thereof is set apart for such payment, on the Series A Preferred Stock and any Parity Stock for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the preceding, if full dividends have not been paid on the Series A Preferred Stock and any Parity Stock, dividends may be declared and paid on the Series A Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Series A Preferred Stock and such Parity Stock will in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of the Series A Preferred Stock and such Parity Stock bear to each other. Holders of shares of the Series A Preferred Stock will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends.

If our board of directors or an authorized committee of our board does not declare a dividend in respect of any Dividend Payment Date, the board of directors or an authorized committee may declare and pay the dividend on any other date, whether or not a Dividend Payment Date. The persons entitled to receive the dividend will be holders of our Series A Preferred Stock as they appear on our stock register on a date selected by the board of directors or an authorized committee. That date must (1) not precede the date our board of directors or an authorized committee of our board declares the dividend payable and (2) not be more than 60 days prior to the date the dividend is paid.

Method of Payment of Dividends

Subject to certain restrictions, we may generally pay any dividend on the Series A Preferred Stock:

•	in cash;

•	by delivery of shares of our class A common stock, provided that during the period commencing on the date of original issuance of Series A Preferred Stock and ending on the second anniversary of such date, we may pay dividends by delivery of shares of our class A common stock only if: (i) an effective registration statement exists at the time of delivery of such shares of class A common stock, or (ii) in the case of dividends paid in shares of our class A common stock on or after the first anniversary of such issuance date, at the time of delivery of such shares, we satisfy the requirements of Rule 144(c) of the Securities Act; or

•	through any combination of cash and our class A common stock as we determine in our sole discretion, subject to the restrictions in the preceding bullet point.

With respect to any delivery of shares of our class A common stock for which we rely on clause (i) of the second bullet point above, we will use our reasonable efforts to maintain the effectiveness of the registration statement for ten consecutive days immediately following the time of delivery of such shares. The resale of shares of our class A common stock delivered as a dividend will be subject to resale restrictions under the Securities Act.

If we elect to make any dividend payment, or any portion thereof, in shares of our class A common stock, such shares shall be valued for such purpose, at 95% of the average of the daily Volume-Weighted Average Price (as defined below under “—Termination of Conversion Rights”) per share of our class A common stock for each of the five consecutive Trading Days (as defined below) ending on the second Trading Day immediately prior to the Record Date for such dividend.

The term “Volume-Weighted Average Price” per share of our class A common stock on a Trading Day is the volume-weighted average price per share of our class A common stock on the New York Stock Exchange (or such other national securities exchange or automated quotation system on which the class A common stock is then listed or authorized for quotation or, if not so listed or authorized for quotation, the average of the mid-point of the last bid and ask prices for our class A common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose) during the regular principal trading hours on such exchange or quotation system on that Trading Day, as displayed by Bloomberg or such other comparable service determined in good faith by the Company that has replaced Bloomberg.

We will make each dividend payment on the Series A Preferred Stock in cash, except to the extent we elect to make all or any portion of such payment in shares of our class A common stock. We will give the holders of the Series A Preferred Stock notice and will also issue a press release of any such election. The notice will be given at least ten Trading Days prior to the Record Date for such dividend and will set forth the portion of such payment that will be made in cash and the portion that will be made in class A common stock. In addition, during the period commencing on the latest issuance date of the Series A Preferred Stock and ending on the second anniversary of such date, such notice will:

•	with respect to shares of our class A common stock for which we rely on clause (i) of the second bullet point in the fourth preceding paragraph, state whether an effective registration statement exists and is available for resales of shares of our class A common stock that are issued in respect of dividends; and

•	with respect to shares of our class A common stock for which we rely on clause (ii) of the second bullet point in the fourth preceding paragraph:

•	state whether the company is in compliance and will be in compliance with Rule 144(c) under the Securities Act on the date of delivery of dividends in the form of class A common stock;

•	set forth the relevant text of Rule 144(e) under the Securities Act regarding the calculation methods for volume limitations;

•	include a statement that investors must make their own determination as to whether they are entitled to rely on Rule 144 under the Securities Act in respect of resales of shares of class A common stock that are issued in respect of dividends; and

•	include a statement that investors may be required to make certain filings with the SEC and other regulatory authorities in relation to any resales of our class A common stock pursuant to Rule 144 under the Securities Act.

No fractional shares of class A common stock will be delivered to the holders of the Series A Preferred Stock, but we will instead pay a cash adjustment to each holder that would otherwise be entitled to a fraction of a share of class A common stock. Any portion of any such payment that is declared and not paid through the delivery of shares of class A common stock will be paid in cash.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of Series A Preferred Stock will be entitled to receive and to be paid out of our assets available for distribution to our stockholders, before any payment or distribution is made to holders of Junior Stock (including class A common stock and class B common stock), but after any distribution on any of our indebtedness or Senior Stock, a liquidation preference in the amount of $1,000 per share of the Series A Preferred Stock, plus accumulated and unpaid dividends (including additional dividends, if any) on the shares to the date fixed for liquidation, winding-up or dissolution. If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference of, and accumulated and unpaid dividends (including additional dividends, if any) on, the Series A Preferred Stock and all Parity Stock are not paid in full, the holders of the Series A Preferred Stock and the Parity Stock will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and accumulated and unpaid dividends (including additional dividends, if any) to which they are entitled. After payment of the full amount of the liquidation preference and accumulated and unpaid dividends, (including additional dividends, if any) to which they are entitled, the holders of the Series A Preferred Stock will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all our assets or business (other than in connection with our liquidation, winding-up or dissolution), nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.

The certificate of designations does not contain any provision requiring funds to be set aside to protect the liquidation preference of, and accumulated and unpaid dividends (including additional dividends, if any) on, the Series A Preferred Stock even though it is substantially in excess of the par value thereof.

Voting Rights

The holders of the Series A Preferred Stock will have no voting rights except as set forth below or as otherwise required by Delaware law from time to time.

If and whenever six full quarterly dividends, whether or not consecutive, payable on our Series A Preferred Stock are not paid, the number of directors constituting our board of directors will be increased by two and the holders of our Series A Preferred Stock, voting as a single class with any other preferred stock having similar voting rights that are exercisable, will have a right to elect those additional directors to our board until all accumulated and unpaid dividends on our Series A Preferred Stock have been paid in full. To exercise this right, any holder of our Series A Preferred Stock may by written notice request that we call a special meeting of the holders of our preferred stock for the purpose of electing the additional directors and, if the non-payment of dividends is continuing, we must call that meeting within 35 days of the date of such written request. Such voting rights and the terms of the directors so elected will continue until such time as all accumulated and unpaid dividends on our Series A Preferred Stock have been paid in full, and at such time, the number of our directors will, without further action, be reduced by two.

In addition, we will not, without the approval of the holders of at least 66 2/3% of the shares of our Series A Preferred Stock then outstanding:

•	amend our restated certificate of incorporation, as amended, if the amendment would alter or change the powers, preferences, privileges or rights of the holders of shares of our Series A Preferred Stock so as to adversely affect them;

•	issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any Senior Stock; or

•	reclassify any of our authorized stock into any Senior Stock of any class, or any obligation or security convertible into or evidencing a right to purchase any Senior Stock,

provided that no such vote will be required for us to take any of these actions to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any Parity Stock or Junior Stock.

In all cases in which the holders of Series A Preferred Stock shall be entitled to vote, each share of Series A Preferred Stock shall be entitled to one vote.

Conversion Rights

Subject to our right to terminate the conversion right as described below under “—Termination of Conversion Rights,” Series A Preferred Stock will be convertible at any time at the option of the holder thereof into our class A common stock at an initial conversion price of approximately $5.15 per share (as such conversion price may be adjusted, the “Conversion Price”) subject to adjustment as described below under “—Conversion Price Adjustment.” The conversion rate at any time (as such conversion rate may be adjusted, the “Conversion Rate”) is equal to $1,000, plus any accumulated and unpaid dividends (including additional dividends, if any, but not including any accumulated dividends for the dividend period in which conversion takes place, unless we have specified a Termination Date (as defined below under “—Termination of Conversion Rights”) after a Record Date and on or prior to the related Dividend Payment Date) divided by the Conversion Price at such time.

The holders of shares of Series A Preferred Stock at the close of business on a Record Date will be entitled to receive the dividend payment, if declared and paid, on those shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following that Record Date or our default in payment of the dividend due on that Dividend Payment Date. However, shares of Series A Preferred Stock surrendered for conversion during the period between the close of business on any Record Date and the close of business on the business day immediately preceding the applicable Dividend Payment Date must be accompanied by payment in cash of an amount equal to the amount of the dividend payable on such shares on that Dividend Payment Date, unless we have specified a Termination Date during such period. A holder of shares of Series A Preferred Stock on a Record Date who (or whose transferee) tenders any shares for conversion on the corresponding Dividend Payment Date will receive the dividend payable by us on the Series A Preferred Stock on that date, and the converting holder need not include payment in the amount of such dividend upon surrender of shares of Series A Preferred Stock for conversion.

Conversion Procedures

If you hold a beneficial interest in a global certificate representing shares of Series A Preferred Stock, to convert your shares of Series A Preferred Stock you must comply with the Depository Trust Company’s procedures for converting a beneficial interest in a global certificate and, if required, pay funds equal to dividends payable on the next Dividend Payment Date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificate representing shares of Series A Preferred Stock, to convert your shares of Series A Preferred Stock you must:

•	complete and manually sign the conversion notice on the back of the certificate, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the certificate to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to dividends payable on the next Dividend Payment Date to which you are not entitled.

The date you comply with these requirements is the “Conversion Date” under the certificate of designations. We will deliver the shares of our class A common stock due upon conversion, together with any cash in lieu of fractional shares as described below, no later than the fifth business day following the date of conversion, except as described in “—Additional Conversion Right Upon a Fundamental Change” or “—Adjustment to the Conversion Rate Upon a Fundamental Change” below.

Fractional Shares

No fractional shares of our class A common stock or securities representing fractional shares of our class A common stock will be issued upon conversion, or in respect of dividend payments made in class A common stock on Series A Preferred Stock. Any fractional interest in a share of our class A common stock resulting from conversion will be paid in cash based on the Closing Sale Price (as defined below under “—Termination of Conversion Rights”) at the close of business on the Trading Day (as defined below under “—Termination of Conversion Rights”) next preceding the date of conversion.

Conversion Price Adjustment

The Conversion Price is subject to adjustment (in accordance with formulas set forth in the certificate of designations) in certain events, including:

•	any payment of a dividend or other distribution to all holders of our class A common stock in shares of our class A common stock;

•	any issuance to all holders of our class A common stock of rights, options or warrants entitling them to subscribe for or purchase shares of our common stock or securities convertible into or exchangeable for shares of our common stock for a period expiring within 60 days from the date of issuance at less than the Market Value (as defined below) of such common stock; provided, however, that no adjustment shall be made with respect to such a distribution if the holder of shares of Series A Preferred Stock would be entitled to receive such rights, options or warrants upon conversion at any time of shares of Series A Preferred Stock into class A common stock; provided further, however, that if such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Price will not be adjusted until such triggering events occur;

•	any subdivision, split, combination or reclassification of our class A common stock;

•	any distribution by us consisting exclusively of cash to all holders of our class A common stock, in which event the Conversion Price will be adjusted by dividing:

(1)	the Conversion Price by:

(2)	a fraction, the numerator of which will be the Market Value (as defined below) of a share of our class A common stock and the denominator of which will be the Market Value of a share of our class A common stock minus the amount per share of such dividend or distribution.

Notwithstanding the foregoing, in no event will the Conversion Price be less than $4.20, subject to adjustment in accordance with the first, second, third, fifth and sixth bullet points under this caption “—Conversion Price Adjustment”;

•	the successful completion of a tender or exchange offer made by us or any subsidiary of ours for outstanding shares of our class A common stock to the extent that the cash and the value of any other consideration included in the payment per share of our class A common stock exceeds the Closing Sale Price of our class A common stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; or

•	a distribution to all holders of our class A common stock consisting of evidences of indebtedness, shares of capital stock other than our class A common stock or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above).

No adjustment to the Conversion Price will be required unless such adjustment would require an increase or decrease of at least 1.0% of the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1.0% of such Conversion Price; provided, however, that notwithstanding the foregoing, all such carried forward adjustments shall be made at the time we mail a notice of termination of conversion rights or a notice regarding a Fundamental Change, and at the time of conversion of Series A Preferred Stock. No adjustment to the Conversion Price will be made if such adjustment will result in a Conversion Price that is less than the par value of our class A common stock.

In addition, we reserve the right to make such decreases in the Conversion Price in addition to those required in the foregoing provisions as we consider to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. If we elect to make such a decrease in the Conversion Price, we will comply with the requirements of securities laws and regulations thereunder if and to the extent that such laws and regulations are applicable in connection with the decrease in the Conversion Price.

The term “Market Value” means the average Closing Sale Price of our class A common stock for a five consecutive Trading Day period on the New York Stock Exchange (or such other national securities exchange or automated quotation system on which the class A common stock is then listed or authorized for quotation or, if not so listed or authorized for quotation, the average of the mid-point of the last bid and ask prices for our class A common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose) preceding the earlier of (i) the day preceding the date of determination and (ii) the day before the “ex date” with respect to the issuance or distribution requiring such computation. For purposes of this definition, the term “ex date” when used with respect to any issuance or distribution, means the first date on which our class A common stock trades, regular way, on the New York Stock Exchange or other principal U.S. securities exchange or quotation system on which our class A common stock is listed or quoted at that time, without the right to receive the issuance or distribution.

On conversion, the holders of Series A Preferred Stock will receive, in addition to shares of our class A common stock and any cash for fractional shares, the rights under any future stockholder rights plan (i.e., poison pill) we may establish, whether or not the rights are separated from our common stock prior to conversion. A distribution of rights pursuant to such a stockholder rights plan will not trigger a Conversion Price adjustment pursuant to the second or sixth bullet points under this caption “—Conversion Price Adjustment,” so long as we have made proper provision to provide that holders will receive such rights upon conversion in accordance with the terms of the certificate of designations. We currently do not have a stockholder rights plan.

If we distribute rights or warrants (other than those referred to in the second bullet point of the fifth preceding paragraph) pro rata to holders of shares of our class A common stock, so long as any such rights or warrants have not expired or been redeemed by us, the holder of any Series A Preferred Stock surrendered for conversion will be entitled to receive upon such conversion, in addition to the shares of common stock then issuable upon such conversion (which we will refer to as the “Conversion Shares”), a number of rights or warrants to be determined as follows:

•	if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (which we will refer to as the “Distribution Date”), the same number of rights or warrants to which a holder of a number of shares of our class A common stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions applicable to the rights or warrants; and

•	if such conversion occurs after such Distribution Date, the same number of rights or warrants to which a holder of the number of shares of our class A common stock into which such Series A Preferred Stock was convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date had such Series A Preferred Stock been converted immediately prior to such Distribution Date in accordance with the terms and provisions applicable to the rights or warrants.

The Conversion Price will not be subject to adjustment on account of any declaration, distribution or exercise of such rights or warrants.

The Conversion Price will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issue Date of the Series A Preferred Stock;

•	for a change in the par value or no par value of our common stock; or

•	for accumulated and unpaid dividends.

Termination of Conversion Rights

On or after November 20, 2010, we may at any time, by providing not less than 15 nor more than 45 days’ notice, terminate the conversion right for all shares of Series A Preferred Stock; provided that we may exercise this right only if the Closing Sale Price (as defined below) of our class A common stock for at least 20 Trading Days in a period of 30 consecutive Trading Days, including the last Trading Day of such 30-day period, ending on the Trading Day prior to the date we give notice of termination (by press release as described below), equals or exceeds 130% of the Conversion Price on each such Trading Day.

The term “Trading Day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if our class A common stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which our class A common stock is then listed or, if our class A common stock is not listed on a national or regional securities exchange, on Nasdaq or, if our class A common stock is not quoted on Nasdaq, on the principal other market on which our class A common stock is then traded.

The “Closing Sale Price” of our class A common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which such class A common stock is traded or, if such class A common stock is not listed on a United States national or regional securities exchange, as reported by Nasdaq or by the National Quotation Bureau Incorporated. In the absence of such a quotation, the Closing Sale Price will be the average of the mid-point of the last bid and ask prices for our class A common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

To exercise our right to terminate the conversion right of the Series A Preferred Stock described above, we must issue a press release prior to the close of business on the first Trading Day following any date on which the conditions described in the first paragraph of this “—Termination of Conversion Rights” section are met, announcing such election to terminate the conversion right of the Series A Preferred Stock. We will also give notice by mail or by publication (with subsequent prompt notice by mail) to the holders of the Series A Preferred Stock (not more than seven business days after the date of the press release) of the election to terminate the conversion right of the Series A Preferred Stock. The termination date will be a date selected by us (which we will refer to as the “Termination Date”) and will be no more than 45 days or less than 15 days after the date on which we give notice of such termination by issuing such press release.

In addition to any information required by applicable law or regulation, the press release and notice of termination shall state, as appropriate:

•	the Termination Date; and

•	the number of shares of class A common stock to be issued upon conversion of each share of Series A Preferred Stock.

On and after the close of business on the Termination Date, the right to convert the Series A Preferred Stock will automatically terminate. The dividend payment with respect to the Series A Preferred Stock for which a Termination Date occurs during the period between the close of business on any Record Date for the payment of dividends to the close of business on the corresponding Dividend Payment Date will be payable on such Dividend Payment Date to the record holder of such share on such Record Date regardless of whether a holder tenders its shares of Series A Preferred Stock on or prior to the Termination Date.

We may not authorize, issue a press release or give notice of any termination unless, prior to giving the termination notice, all accumulated and unpaid dividends on the Series A Preferred Stock for periods ended prior to the date of such press release or notice shall have been paid.

In addition to the termination provision described above, if there are fewer than 15,000 shares of Series A Preferred Stock outstanding, we may, at any time on or after November 20, 2010, at our option, redeem for cash all such Series A Preferred Stock, to the extent of lawfully available funds therefor, at a redemption price equal to the liquidation preference of $1,000 plus accumulated and unpaid dividends (including additional dividends, if any) on a share of Series A Preferred Stock to, but excluding, the redemption date, for each share of Series A Preferred Stock. The provisions of the immediately preceding two paragraphs shall apply to any such redemption; provided, however, that to exercise the right described in this paragraph, we must issue a press release at any time following satisfaction of the condition described in this paragraph, followed by a notice by mail or by publication (with subsequent prompt notice by mail) to the holders of the Series A Preferred Stock (not more than seven business days after the date of the press release), and we must state in such press release and notice the redemption date, which will be no more than 45 days or less than 15 days after the date we give notice.

Recapitalizations, Reclassifications and Changes in Our Common Stock

Following any reclassification, consolidation or merger of our company with or into another person or any merger of another person with or into us (with certain exceptions), or any sale or other disposition of all or substantially all of our assets (computed on a consolidated basis), a holder of a share of Series A Preferred Stock (or a successor preferred stock) then outstanding will, upon conversion of such Series A Preferred Stock, be entitled to receive the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale or other disposition by a holder of the number of shares of class A common stock into which such Series A Preferred Stock was convertible immediately prior thereto, after giving effect to any adjustment event (the “reference property”). In the event holders of our class A common stock have the opportunity to elect the form of consideration to be received in such transaction, we will make adequate provision whereby the holders of the Series A Preferred Stock shall have a reasonable opportunity to determine the form of reference property into which all of the Series A Preferred Stock, treated as a single class, shall be convertible from and after the effective date of such transaction. However, at and after the effective time of the transaction, the Conversion Rate will be calculated based on the fair value of the reference property. This provision does not limit the rights of holders in the event of a Fundamental Change (as defined below under “—Adjustment to the Conversion Rate Upon a Fundamental Change”), including our obligation to increase the Conversion Rate by the additional number of shares in connection with a conversion or our right to adjust the conversion obligation in the event of a Public Acquirer Fundamental Change (as defined below). The determination: (i) will be made by holders representing a plurality of shares of Series A Preferred Stock participating in such determination, (ii) will be subject to any limitations to which all of the holders of class A common stock are subject, including, but not limited to, pro rata reductions applicable to any portion of the consideration payable in such transaction and (iii) will be conducted in such a manner as to be completed by the date which is the earlier of: (a) the deadline for elections to be made by holders of our class A common stock, and (b) two Trading Days prior to the anticipated effective date of such transaction.

Additional Conversion Right Upon a Fundamental Change

After we give notice of a Fundamental Change on a Fundamental Change Notice Date (as defined below under “—Adjustment to the Conversion Rate Upon a Fundamental Change”) as described below, holders of Series A Preferred Stock shall have a one-time option to convert all of their outstanding shares of Series A Preferred Stock into shares of class A common stock (or, in the case of a Fundamental Change described in paragraph (2) of the definition of that term, reference property as described above) at an adjusted Conversion Rate equal to the liquidation preference of $1,000, plus any accumulated and unpaid dividends, including additional dividends, if any, to, but excluding, the conversion date divided by 95% of the average of the daily Volume-Weighted Average Price per share of our class A common stock for each of the ten consecutive Trading Days commencing on the Trading Day immediately following the related conversion date. This option shall be exercisable during a period of not less than 15 days nor more than 45 days after the Fundamental Change Notice Date, or not less than 15 days nor more than 45 days after the effective date of the Fundamental Change in the case of a Fundamental Change described in paragraph (2) of the definition of that term. In the case where we will deliver reference property in settlement of this conversion right and such reference property consists of cash or securities, we will adjust the Conversion Rate based upon the face value of such cash or 95% of the average price of such securities over such ten consecutive Trading Days, and, if such securities are not listed on a national securities exchange or authorized for quotation on an automated quotation system, the average of the mid-point of at least three nationally recognized investment banking firms selected by us for this purpose. In lieu of issuing some or all of the shares of class A common stock issuable upon conversion in the event of a Fundamental Change, we may, at our option, make a cash payment equal to the liquidation preference of $1,000 plus accumulated and unpaid dividends (including additional dividends, if any) to, but excluding, the conversion date for each share of Series A Preferred Stock that is converted.

Adjustment to the Conversion Rate Upon a Fundamental Change

We must give notice of each Fundamental Change (as defined below) to all record holders on a date (the “Fundamental Change Notice Date”) that is within ten Trading Days (and with respect to a Fundamental Change described in paragraph (2) of the definition below, ten Trading Days prior to the anticipated Effective Date (as defined below) of such Fundamental Change) after the Effective Date of such Fundamental Change. Such notice shall state, among other things:

•	the events causing a Fundamental Change;

•	whether we will make a cash payment in lieu of issuing shares of class A common stock upon exercise by holder of one-time option to convert as described in “—Additional Conversion Right Upon a Fundamental Change”;

•	the Effective Date of the Fundamental Change;

•	in the case of a Public Acquirer Fundamental Change (as defined in “—Determination of the Adjustment to the Conversion Rate Upon a Fundamental Change”), whether we elect to adjust the Conversion Rate as described in the last three paragraphs of “—Determination of the Adjustment to the Conversion Rate Upon a Fundamental Change”;

•	the name and address of the paying agent and the conversion agent, if applicable; and

•	if applicable, the expected determination of the number of additional shares to be added to the Conversion Rate, as described in this section and “—Determination of the Adjustment to the Conversion Rate Upon a Fundamental Change” below.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

If a holder converts its Series A Preferred Stock at any time beginning on the Fundamental Change Notice Date after a notice is given to holders regarding a Fundamental Change described in paragraph (2) of the definition of that term, and ending at the close of business on the 30th Trading Day immediately following such Effective Date of such Fundamental Change, we will increase the Conversion Rate for such shares of Series A Preferred Stock by an amount described under “—Determination of the Adjustment to the Conversion Rate Upon a Fundamental Change” below; provided that such increase in the Conversion Rate shall not take place if such Fundamental Change is not consummated and the additional shares described under “—Determination of the Adjustment to the Conversion Rate Upon a Fundamental Change” will be issued after the later to occur of (i) the fifth business day following the Effective Date and (ii) the fifth business day following the relevant date of conversion.

A “Fundamental Change” will be deemed to have occurred upon the occurrence of any of the following:

1.	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that the person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

2.	consummation of any share exchange, consolidation or merger of us pursuant to which our class A common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction where the holders of more than 50% of all classes of our common equity immediately prior to the transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee immediately after the event shall not be a Fundamental Change;

3.	we are liquidated or dissolved or holders of our capital stock approve any plan or proposal for our liquidation or dissolution; or

4.	our class A common stock ceases to be listed on a national securities exchange or quoted on Nasdaq or another over-the-counter market in the United States.

However, a Fundamental Change will not be deemed to have occurred in the case of a merger or consolidation, if at least 90% of the consideration in the aggregate for all classes of our capital stock (and excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation consists of common stock of a United States company traded on a national securities exchange or quoted on Nasdaq (or which will be so traded or quoted when issued or exchanged in connection with such transaction).

The phrase “all or substantially all” of our assets is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer is of “all or substantially all” of our assets.

“Effective Date” means the actual effective date of a Fundamental Change.

Determination of the Adjustment to the Conversion Rate Upon a Fundamental Change

If a holder of Series A Preferred Stock elects to convert such stock within the time period described above under “—Adjustment to the Conversion Rate Upon Fundamental Change,” and such Fundamental Change is one described in paragraph (2) of the definition of that term, we will increase the applicable Conversion Rate by a number of additional shares (the “additional shares”) for such Series A Preferred Stock.

The number of additional shares will be determined by reference to the table below, based on the Effective Date and the price of our class A common stock (the “Stock Price”). If the consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) for our class A common stock consists solely of cash, then the Stock Price will be the cash amount paid per share of our class A common stock. Otherwise the Stock Price will be the average of the Closing Sale Price per share of our class A common stock for the five consecutive Trading Days immediately preceding the Effective Date.

The following table sets forth the number of additional shares per share of Series A Preferred Stock to be added to the Conversion Rate in connection with the Fundamental Change referred to above:

Number of Additional Shares

	Stock Price(1)
Effective Date	$4.20	$5.00	$7.50	$10.00	$12.50	$15.00	$20.00	$30.00	$50.00
November 15, 2005	43.9205	32.7486	16.7822	10.5291	7.5370	5.7394	3.8916	2.4445	0.0000
November 15, 2006	43.9205	29.7645	14.3179	8.6367	5.5836	4.4802	2.9852	1.8726	0.0000
November 15, 2007	43.9205	27.8456	12.8357	7.4014	4.7784	3.6264	2.5243	1.6265	0.0000
November 15, 2008	43.9205	24.5488	9.9749	5.2605	3.2041	2.4286	1.7227	1.1299	0.0000
November 15, 2009	43.9205	20.1151	5.0286	1.3302	0.6734	0.5264	0.3927	0.2618	0.0000
November 20, 2010	43.9205	17.4967	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Thereafter	43.9205	17.4967	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

(1)	The Stock Prices set forth in the table will be adjusted as of any date on which the Conversion Price of the Series A Preferred Stock is adjusted. The adjusted Stock Prices will equal the Stock Prices applicable immediately prior to the adjustment divided by a fraction, the numerator of which is the Conversion Price immediately prior to the adjustment to the Conversion Price and the denominator of which is the Conversion Price as so adjusted.

The exact Stock Price and Effective Date may not be set forth in the table, in which case:

•	if the Stock Price is between two Stock Prices in the table or the Effective Date is between two Effective Dates in the table, the number of additional shares will be determined by straight-line interpolation between the additional share amounts set forth for the higher and lower Stock Prices and the two Effective Dates, as applicable, based on a 365-day year;

•	if the Stock Price is in excess of $50.00 per share (subject to adjustment in the same manner as the Stock Price), no additional shares will be added to the Conversion Rate; and

•	if the Stock Price is less than $4.20 per share (subject to adjustment in the same manner as the Stock Price), no additional shares will be added to the Conversion Rate.

Notwithstanding the foregoing, in no event will the Conversion Rate exceed 238.0952 shares, subject to adjustment in the same manner as the Conversion Price as described under “—Conversion Price Adjustment.”

Our obligation to increase the Conversion Rate by the number of additional shares could be considered a penalty, in which case the enforceability thereof would be subject to general equitable principles of reasonableness of economic remedies.

Notwithstanding the foregoing, in the case of a Public Acquirer Fundamental Change (as defined below), we may, in lieu of increasing the Conversion Rate as described above, elect to adjust the Conversion Rate and the related conversion obligation such that, from and after the Effective Date of such Public Acquirer Fundamental Change, holders of the Series A Preferred Stock who elect to convert will be entitled to convert their Series A Preferred Stock into a number of shares of Public Acquirer Common Stock (as defined below) that have been registered, or the resale of which will be registered, under the Securities Act, by multiplying the Conversion Rate in effect immediately before the Public Acquirer Fundamental Change by a fraction:

•	the numerator of which will be the average of the Closing Sale Price of our class A common stock for the five consecutive Trading Days prior to but excluding the Effective Date of such Public Acquirer Fundamental Change; and

•	the denominator of which will be the average of the Closing Sale Price of the Public Acquirer Common Stock for the five consecutive Trading Days commencing on the Trading Day next succeeding the Effective Date of such Public Acquirer Fundamental Change.

A “Public Acquirer Fundamental Change” means any acquisition of us pursuant to paragraph (2) of the definition of Fundamental Change above that would otherwise obligate us to increase the Conversion Rate as described above where the acquirer has a class of common stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such Fundamental Change (the “Public Acquirer Common Stock”). If an acquirer does not itself have a class of common stock satisfying the foregoing requirement, it will be deemed to have Public Acquirer Common Stock if a corporation that directly or indirectly owns at least a majority of the acquirer, has a class of common stock satisfying the foregoing requirement and all references to Public Acquirer Common Stock will refer to such class of common stock. Majority owned for these purposes means having the “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of all shares of the respective entity’s capital stock that are entitled to vote generally in the election of directors.

Upon our decision to adjust the Conversion Rate and related conversion obligation upon a Public Acquirer Fundamental Change, holders may convert their Series A Preferred Stock at the adjusted Conversion Rate described in the preceding paragraph but will not be entitled to the increase in the Conversion Rate by the additional shares as described above. The registered shares of Public Acquirer Common Stock, or the shares of Public Acquirer Common Stock registered for resale, as the case may be, shall be listed, or approved for listing subject only to the official notice of issuance, on a national securities exchange or the Nasdaq National Market.

Consolidation, Merger and Sale of Assets

The certificate of designations provides that we may, without the consent of the holders of any of the outstanding Series A Preferred Stock, consolidate with or merge into any other person or convey, transfer or lease all or substantially all our assets to any person or may permit any person to consolidate with or merge into, or transfer or lease all or substantially all its properties to, us; provided, however, that (a) the successor, transferee or lessee is organized under the laws of the United States or any political subdivision thereof; (b) the shares of Series A Preferred Stock will become shares of such successor, transferee or lessee, having in respect of such successor, transferee or lessee the same powers, preferences and relative participating, optional or other special rights and the qualification, limitations or restrictions thereon, the Series A Preferred Stock had immediately prior to such transaction; and (c) certain procedural conditions are met.

Under any consolidation by us with, or merger by us into, any other person or any conveyance, transfer or lease of all or substantially all our assets as described in the preceding paragraph, the successor resulting from such consolidation or into which we are merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, ours under the shares of Series A Preferred Stock, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants with respect to the Series A Preferred Stock. This provision does not limit the rights of holders in the event of a Fundamental Change, including their right to any increase in the Conversion Rate in connection with a conversion.

Notices

When we are required to give notice to holders of our Series A Preferred Stock by issuing a press release, rather than directly to holders, we will do so in a public medium that is customary for such press release. In such cases, however, publication of a press release through the Dow Jones News Service will be considered sufficient to comply with such notice obligation.

When we are required to give notice to holders of our Series A Preferred Stock within a specified number of Trading Days prior to a specified event, we will identify such Trading Days in good faith based on the definition of Trading Days set forth above. Any notice issued in reliance on such identification will satisfy our obligation with respect to the timing of such notice, notwithstanding any subsequent events that may cause such days to fail to be Trading Days.

Registration Rights

We and the initial purchasers entered into a registration rights agreement pursuant to which we, at our cost, filed with the SEC on March 15, 2006 a shelf registration statement covering resales of the Series A Preferred Stock, the class A common stock issuable upon the conversion thereof and the class A common stock delivered in connection with a dividend payment pursuant to Rule 415 under the Securities Act.

We agreed, subject to certain rights to suspend use of the shelf registration statement, to use reasonable efforts to keep the shelf registration statement effective until the earliest of (i) the second anniversary of the original issue date of the Series A Preferred Stock and (ii) such time as all of the Series A Preferred Stock and the class A common stock issuable on the conversion thereof or delivered in connection with a dividend payment cease to be outstanding or have either been (A) sold or otherwise transferred pursuant to an effective registration statement or (B) sold pursuant to Rule 144 under circumstances in which any legend borne by the Series A Preferred Stock or class A common stock relating to restrictions on transferability thereof is removed or such Series A Preferred Stock or class A common stock are eligible to be sold pursuant to Rule 144(k) or any successor provision.

We will be permitted to suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement during specified periods (not to exceed 120 days in the aggregate in any 12 month period) in specified circumstances, including circumstances relating to pending corporate developments. We need not specify the nature of the event giving rise to a suspension in any notice to holders of the Series A Preferred Stock of the existence of a suspension.

Additional dividends will accrue as described herein (“additional dividends”) to holders of the Series A Preferred Stock, and we will pay cash to holders of transfer restricted class A common stock issued upon conversion or transfer restricted class A common stock delivered in connection with a dividend payment on the Series A Preferred Stock (“liquidated damages”), if the prospectus is unavailable for periods in excess of those permitted above (a “registration default”). The additional dividends will cumulate and liquidated damages will accrue until the registration default is cured at a rate per year equal to 0.25% for the first 90 days after the occurrence of such registration default and 0.5% from and after the 91st day following such registration default.

The additional dividends will cumulate from and including the date on which a registration default occurs to but excluding the date on which all registration defaults have been cured. We will have no other liabilities for monetary damages with respect to our registration obligations, except that if we breach, fail to comply with or violate some provisions of the registration rights agreement, the holders of the Series A Preferred Stock or our class A common stock may be entitled to equitable relief, including injunction and specific performance.

Miscellaneous

We will at all times reserve and keep available out of our authorized and unissued class A common stock, solely for issuance upon the conversion of the Series A Preferred Stock, that number of shares of class A common stock as shall from time to time be issuable upon the conversion of all the shares of the Series A Preferred Stock then outstanding. The Series A Preferred Stock converted into our class A common stock or otherwise reacquired by us shall resume the status of authorized and unissued shares of our preferred stock, undesignated as to series, and shall be available for subsequent issuance.

Book-Entry, Delivery and Form

We initially issued the Series A Preferred Stock in the form of global securities. The global securities are deposited with, or on behalf of, the Depository Trust Company (the “Depositary”) and registered in the name of the Depositary or its nominee. Except as set forth below, the global securities may be transferred, in whole and not in part, only to the Depositary or another nominee of the Depositary. Investors may hold their beneficial interests in the global securities directly through the Depositary if they have an account with the Depositary or indirectly through organizations which have accounts with the Depositary.

Shares of Series A Preferred Stock that are issued as described below under “—Certificated Series A Preferred Stock” will be issued in definitive form. Upon the transfer of Series A Preferred Stock in definitive form, such Series A Preferred Stock will, unless the global securities have previously been exchanged for Series A Preferred Stock in definitive form, be exchanged for an interest in the global securities representing an amount equal to the liquidation preference of Series A Preferred Stock being transferred.

The Depositary has advised us as follows: The Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of institutions that have accounts with the Depositary (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary’s participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (“indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Pursuant to procedures established by the Depositary, upon the deposit of the global securities with, or on behalf of, the Depositary, the Depositary credited, on its book-entry registration and transfer system, the liquidation preference of the Series A Preferred Stock represented by such global securities to the accounts of participants. The accounts credited were designated by the initial purchasers of such Series A Preferred Stock. Ownership of beneficial interests in the global securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global securities will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants’ interests) and such participants and indirect participants (with respect to the owners of beneficial interests in the global securities other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

So long as the Depositary, or its nominee, is the registered holder and owner of the global securities, the Depositary or such nominee, as the case may be, will be considered the sole legal owner and holder of the Series A Preferred Stock evidenced by the global certificates for all purposes of such Series A Preferred Stock and the certificate of designations. Except as set forth below as an owner of a beneficial interest in the global certificates, you will not be entitled to have the Series A Preferred Stock represented by the global securities registered in your name, will not receive or be entitled to receive physical delivery of certificated Series A Preferred Stock in definitive form and will not be considered to be the owner or holder of any Series A Preferred Stock under the global securities. We understand that under existing industry practice, in the event an owner of a beneficial interest in the global securities desires to take any action that the Depositary, as the holder of the global securities, is entitled to take, the Depositary will authorize the participants to take such action, and that the participants will authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

All payments on shares of Series A Preferred Stock represented by the global securities registered in the name of and held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the global securities.

We expect that the Depositary or its nominee, upon receipt of any payment on the global securities, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the liquidation preference of the global securities as shown on the records of the Depositary or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global securities held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global securities for any Series A Preferred Stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global securities owning through such participants or indirect participants.

Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global securities among participants or indirect participants of the Depositary, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the transfer agent will have any responsibility or liability for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Series A Preferred Stock

Subject to certain conditions, the Series A Preferred Stock represented by the global securities is exchangeable for certificated Series A Preferred Stock in definitive form of like tenor as such Series A Preferred Stock if (1) the Depositary notifies us that it is unwilling or unable to continue as Depositary for the global securities or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor is not appointed within 90 days or (2) we in our discretion at any time determine not to have all of the Series A Preferred Stock represented by the global securities. Any Series A Preferred Stock that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Series A Preferred Stock issuable for such number of shares and registered in such names as the Depositary shall direct. Subject to the foregoing, the global securities are not exchangeable, except for global securities representing the same aggregate number of shares and registered in the name of the Depositary or its nominee.

DESCRIPTION OF CAPITAL STOCK

General

We are incorporated in the State of Delaware. The rights of our stockholders are generally covered by Delaware law and our second amended and restated certificate of incorporation (“certificate of incorporation”) and our amended and restated bylaws (“bylaws”). The terms of our capital stock are therefore subject to Delaware law, including the Delaware General Corporation Law (“DGCL”) and the common and constitutional law of Delaware. Our certificate of incorporation and our bylaws were filed as Exhibit 3.1 and Exhibit 3.2, respectively, to our current report on Form 8-K filed on October 8, 2004, and we encourage you to read them.

We are authorized to issue up to 400,000,000 shares of class A common stock, par value $0.01 per share, 500,000,000 shares of class B common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share. Of the 400,000,000 authorized shares of class A common stock, as of March 1, 2006, 119,454,598 shares were issued and outstanding, representing 29.9% of the total authorized shares of our class A common stock. Of the 500,000,000 authorized shares of class B common stock, as of March 1, 2006, 72,000,000 shares were issued and outstanding, representing 14.4% of the total authorized shares of our class B common stock. Of the 100,000,000 authorized shares of preferred stock, 172,500 shares have been designated 7 1/2% Series A Cumulative Convertible Perpetual Preferred Stock, of which 150,000 shares were issued and outstanding on March 1, 2006. Each of the class A and class B common stock constitutes a class of common stock under the DGCL. All outstanding shares are fully paid and non-assessable. Our class A common stock is traded on the New York Stock Exchange under the symbol “BBI.” Our class B common stock is traded on the New York Stock Exchange under the symbol “BBI.B.”

Certificates

Our class A and class B common stock are issued in registered form. Every holder of our class A and class B common stock is entitled to a share certificate.

Meetings

Meetings of our stockholders are held at least annually. Unless waived, a written or printed notice must be mailed to each stockholder entitled to vote not less than ten nor more than 60 days before the date of the meeting. The presence in person or by proxy of the holders of record of a majority of shares entitling them to exercise at least a majority of the combined voting power of our “voting stock” constitutes a quorum for the transaction of business at meetings of the stockholders. Special meetings of the stockholders may be called for any purpose by any officer at the request of a majority of our board of directors, the chairman of the board, or our chief executive officer.

Voting Rights

Holders of our class A and class B common stock generally have identical rights, except that holders of class A common stock are entitled to one vote per share, whereas holders of class B common stock are currently entitled to two votes per share, with respect to each matter presented to the stockholders on which the holders of our common stock are generally entitled to vote.

No stockholder is entitled to exercise any right of cumulative voting. Generally, all matters to be voted on by our stockholders must be approved by a majority, or, in the case of election of directors, by a plurality, of the votes entitled to be cast by all shares of class A and class B common stock present in person or represented by proxy, voting together as a single class, except as required by law. In particular, amendments to our certificate of incorporation must generally be approved by a majority of the combined voting power of shares of both outstanding classes of common stock, voting together as a single class. However, the approval of 75% of the combined voting power of the outstanding shares of common stock is required to amend certain provisions of our certificate of incorporation and bylaws. In addition, amendments to our certificate of incorporation that would alter or change the powers, preferences or special rights of either class of common stock so as to affect them adversely must be approved by a majority of the votes entitled to be cast by the holders of the shares of the class of common stock affected by the amendment, voting as a separate class. Holders of class A common stock are not entitled to vote on any change in the powers or other rights of the class B common stock that would adversely affect the rights of the class B common stock and would not adversely affect the rights of the class A common stock. Specifically, any provision for the conversion of our class B common stock into class A common stock on a one-for-one basis is not considered to adversely affect the rights of the class A common stock.

No Preemptive or Conversion Rights

Our common stock does not entitle its holders to any preemption, redemption, conversion or other subscription rights.

Assets Upon Dissolution

In the event of any liquidation, dissolution or winding-up, holders of common stock would be entitled to receive proportionately any assets legally available for distribution to our shareholders with respect to shares held by them, subject to any prior or equal rights of any of our preferred stock then outstanding.

Distributions

Holders of common stock will be entitled to receive ratably the dividends or distributions that our board of directors may declare out of funds legally available for these payments. The payment of distributions by us is subject to the restrictions of Delaware law applicable to the declaration of distributions by a corporation. Under Delaware law, a corporation may not pay a dividend out of net profits if the capital stock of the corporation is less than the stated amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of the corporation’s assets. In addition, the payment of distributions to shareholders is subject to any prior or equal rights of outstanding preferred stock and any restrictions under our financing arrangements then in effect.

Dividend Policy

Prior to the quarter ended September 30, 2005, we paid a quarterly recurring cash dividend of $0.02 per share on both our class A and class B common stock. The terms of our debt agreements limit our ability to pay dividends. Subject to these limitations, our board of directors is free to change our dividend practices from time to time and to decrease or increase the dividend paid, or to not pay a dividend, on our common stock based on factors such as the results of operations, financial condition, cash requirements and future prospects and other factors deemed relevant by our board of directors.

Blank Check Preferred Stock

Our board of directors may issue one or more series of shares of preferred stock, and shall fix and determine the particulars of the shares of each such series, including, but not limited to, the number of shares, the rate or rates of dividends payable, any redemption rights, liquidation preferences, conversion or exchange rights, restrictions on issuance, voting rights, the retirement of shares or any other preferences or special rights appending thereto.

Anti-Takeover Provisions

Our second amended and restated certificate of incorporation and amended and restated bylaws and the DGCL include a number of provisions which may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include a classified board of directors, authorized blank check preferred stock, restrictions on business combinations and the availability of authorized but unissued common stock.

Classified Board of Directors. Our second amended and restated certificate of incorporation and amended and restated bylaws contain provisions for a staggered board of directors with only one-third of the board standing for election each year. Directors can only be removed for cause. A staggered board makes it more difficult for stockholders to change a majority of directors.

Delaware Business Combination Statute. Section 203 of the DGCL prevents an “interested stockholder” from engaging in a “business combination” with a Delaware corporation for three years following the date the person became an interested stockholder, unless:

•	prior to the date the person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•	upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns stock having at least 85% of all voting power of the corporation at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and stock held by certain employee stock plans; or

•	on or subsequent to the date of the transaction in which the person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of all voting power not attributable to shares owned by the interested stockholder.

The statute defines a “business combination” to include:

•	any merger or consolidation involving the corporation and an interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an interested stockholder of 10% or more of the assets of the corporation;

•	subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to an interested stockholder;

•	any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the interested stockholder; or

•	the receipt by an interested stockholder of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

For purposes of the definition of a “business combination,” the term “corporation” also includes the corporation’s majority-owned subsidiaries.

In addition, Section 203 defines an “interested stockholder,” generally, as any person that owns stock having 15% or more of all voting power of the corporation, any person that is an affiliate or associate of the corporation and owned stock having 15% or more of all voting power of the corporation at any time within the three-year period prior to the time of determination of interested stockholder status, and any affiliate or associate of such person.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the material U.S. federal income tax consequences of the purchase, ownership and disposition of our Series A Preferred Stock and our class A common stock received in respect thereof. This summary applies only to holders that hold our Series A Preferred Stock and our class A common stock received in respect thereof as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This summary does not apply to a holder that is a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a market-to-market method of accounting for its securities holdings;

•	a bank;

•	an insurance company;

•	a thrift institution;

•	a regulated investment company;

•	a tax-exempt organization;

•	a U.S. expatriate;

•	a person liable for the alternative minimum tax;

•	a person that owns securities that are part of a hedge or that are hedged against currency risks;

•	a person that owns securities as part of a straddle, a “constructive sale” or conversion transaction for tax purposes; or

•	a U.S. Holder (as defined herein) whose functional currency for U.S. federal income tax purposes is not the U.S. dollar.

This summary is based on the Code, its legislative history, U.S. Treasury regulations, published rulings and court decisions, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis.

This summary of the material U.S. federal income tax consequences of the purchase, ownership, and disposition of our Series A Preferred Stock or our class A common stock received in respect thereof is not intended to be, nor should it be construed to be, legal or tax advice to any particular person. Accordingly, all prospective investors are urged to consult their tax advisors with respect to the U.S. federal income tax consequences relating to the purchase, ownership, and disposition of our Series A Preferred Stock or our class A common stock received in respect thereof, including the application and effect of the laws of any state, local, foreign or other tax jurisdiction.

For purposes of this summary, a U.S. Holder is a beneficial owner of our Series A Preferred Stock or our class A common stock received in respect thereof that is:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if a U.S. court has the authority to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A Non-U.S. Holder is a beneficial owner of our Series A Preferred Stock or our class A common stock received in respect thereof that is not a U.S. Holder.

If a partnership holds our Series A Preferred Stock or our class A common stock received in respect thereof, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the U.S. federal income tax treatment of the partnership. A partner in a partnership holding our Series A Preferred Stock or common stock is urged to consult its tax advisor with regard to the tax consequences of the purchase, ownership and disposition of our Series A Preferred Stock and our class A common stock.

U.S. Holders

Distributions on our Series A Preferred Stock or our class A common stock received in respect thereof. U.S. Holders will generally be taxed on distributions on our Series A Preferred Stock (whether paid in cash, shares of our class A common stock or any combination of cash and common stock) or our class A common stock as dividend income to the extent the distribution is paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. In the event of a distribution on our Series A Preferred Stock paid in our class A common stock, the amount of such distribution will be equal to the fair market value of our class A common stock distributed. Dividends paid to non-corporate U.S. Holders, including individuals, in taxable years beginning before January 1, 2009 will constitute qualified dividend income taxable at a maximum rate of 15%, provided that such U.S. Holders hold their Series A Preferred Stock or their class A common stock (and are not protected from risk of loss) for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date.

Corporate U.S. Holders of our Series A Preferred Stock or our class A common stock may be eligible for the 70% “dividends-received deduction” with respect to dividend distributions that are paid on our Series A Preferred Stock or our class A common stock, provided certain holding period requirements are satisfied (and such corporate U.S. Holders are not protected from risk of loss during such period, as determined under applicable U.S. Treasury regulations).

To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted tax basis of our Series A Preferred Stock or our class A common stock (thereby increasing the amount of gain, or decreasing the amount of loss, a U.S. Holder would recognize on a subsequent disposition of our Series A Preferred Stock or our class A common stock), and the balance in excess of adjusted tax basis will be subject to tax as capital gain. Corporate U.S. Holders will not be entitled to a dividends-received deduction on this portion of the distribution.

Further, U.S. Holders should be aware that dividends that exceed certain thresholds in relation to such U.S. Holders’ tax basis in our Series A Preferred Stock or our class A common stock could be characterized as “extraordinary dividends” (as defined in Section 1059 of the Code). Generally, a corporate U.S. Holder that receives an extraordinary dividend is required to reduce its stock basis by the portion of such dividend that is not taxed because of the dividends-received deduction. If the amount of the reduction exceeds such U.S. Holder’s tax basis in our Series A Preferred Stock or our class A common stock, the excess is treated as taxable gain. Non-corporate U.S. Holders, including individuals, who receive an “extraordinary dividend” would be required to treat any losses on the sale of our Series A Preferred Stock or our class A common stock as long-term capital losses to the extent such dividends received by them qualify for the reduced 15% tax rate. U.S. Holders are urged to consult their own tax advisors with respect to the potential application of the “extraordinary dividend” rules to an investment in our Series A Preferred Stock or our class A common stock.

Sale or other disposition of our Series A Preferred Stock or our class A common stock. If a U.S. Holder sells or otherwise disposes of our Series A Preferred Stock or our class A common stock, the U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in the Series A Preferred Stock or our class A common stock. Capital gain of a non-corporate U.S. Holder, including an individual, that is recognized before January 1, 2009 is generally taxed at a maximum rate of 15% where the U.S. Holder has a holding period greater than one year. The deductibility of net capital losses by individuals and corporations is subject to limitation.

Redemption of our Series A Preferred Stock. The U.S. federal income tax treatment to a U.S. Holder of the redemption of Series A Preferred Stock for cash will depend on the particular facts relating to such U.S. Holder at the time of the redemption. The receipt of cash in connection with such redemption will be treated as capital gain or loss from the sale or other disposition of our Series A Preferred Stock, as discussed in the preceding paragraph, if, taking into account stock that is actually or constructively owned as determined under Section 318 of the Code:

•	a U.S. Holder’s interest in our Series A Preferred Stock and common stock is completely terminated as a result of such redemption; or

•	such redemption is “not essentially equal to a dividend” within the meaning of Section 302(b)(1) of the Code.

If none of the above tests giving rise to sale treatment is satisfied, then a payment made in redemption of our Series A Preferred Stock will be treated as a distribution that is taxable in the same manner as described above under “Distributions on our Series A Preferred Stock or our class A common stock received in respect thereof,” and a U.S. Holder’s adjusted tax basis in the redeemed Series A Preferred Stock will be transferred to any remaining shares that the U.S. Holder holds in us.

Conversion of our Series A Preferred Stock into our class A common stock. If a U.S. Holder converts our Series A Preferred Stock into our class A common stock, a U.S. Holder generally will not recognize any gain or loss in respect of the receipt of our class A common stock, except gain or loss will be recognized with respect to cash received in lieu of fractional shares (as discussed below) and any cash or the fair market value of our class A common stock received for dividend arrearages will be treated in the manner described in “—Distributions on our Series A Preferred Stock or our class A common stock received in respect thereof,” above. The adjusted tax basis of shares of our class A common stock received on conversion will equal the adjusted tax basis of the Series A Preferred Stock converted (reduced by the portion of adjusted tax basis allocated to any fractional share of our class A common stock exchanged for cash), and the holding period of our class A common stock received on conversion will generally include the U.S. Holder’s holding period for the converted Series A Preferred Stock.

Cash received in lieu of a fractional share of our class A common stock will generally be treated as a payment in a taxable exchange for such fractional share, and gain or loss generally will be recognized on the receipt of such cash in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional share.

Adjustment of conversion rate. The conversion rate of the Series A Preferred Stock is subject to adjustment under certain circumstances. U.S. Treasury regulations promulgated under Section 305 of the Code would treat a U.S. Holder of our Series A Preferred Stock as having received a constructive distribution includable in such U.S. Holder’s income in the manner described under “—Distributions on our Series A Preferred Stock or our class A common stock received in respect thereof,” above, if and to the extent that certain adjustments in the conversion rate increase the proportionate interest of a U.S. Holder in our earnings and profits. For example, an increase in the conversion rate to reflect a taxable dividend to holders of common stock will generally give rise to a deemed taxable dividend to the holders of Series A Preferred Stock to the extent of our current and accumulated earnings and profits. Thus, under certain circumstances, U.S. Holders may recognize income in the event of a deemed distribution even though they may not receive any cash or property. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interests of the holders of the Series A Preferred Stock, however, will generally not be considered to result in a constructive dividend distribution.

Conversion of our Series A Preferred Stock after dividend Record Date. If a U.S. Holder exercises its right to convert our Series A Preferred Stock into our class A common stock after a dividend Record Date but before a Dividend Payment Date, then upon conversion, the U.S. Holder generally will be required to pay to us in cash an amount equal to the amount of the dividend payable on such Dividend Payment Date, which amount would increase the tax basis of our class A common stock received. When the dividend is received, the U.S. Holder would recognize the dividend payment in accordance with the rules described under “—Distributions on our Series A Preferred Stock or our class A common stock received in respect thereof,” above.

Non-U.S. Holders

Distributions on our Series A Preferred Stock or our class A common stock. Except as described below, dividends paid to a Non-U.S. Holder are subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if the Non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate. Even if the Non-U.S. Holder is eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to a Non-U.S. Holder, unless the Non-U.S. Holder has furnished the payor with a valid Internal Revenue Service (“IRS”) Form W-8BEN or an acceptable substitute form upon which the Non-U.S. Holder certifies, under penalties of perjury, that it is not a U.S. person and is entitled to the lower treaty rate with respect to such payments.

If a Non-U.S. Holder is eligible for a reduced rate of U.S. withholding tax under an income tax treaty, the Non-U.S. Holder may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS.

If dividends paid to a Non-U.S. Holder are “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business within the United States, and, if required by an income tax treaty, the dividends are attributable to a permanent establishment that the Non-U.S. Holder maintains in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that the Non-U.S. Holder has furnished the payor with a valid IRS Form W-8ECI or an acceptable substitute form upon which the Non-U.S. Holder certifies, under penalties of perjury, that it is not a U.S. person and the dividends are effectively connected with its conduct of a trade or business within the United States and are includible in its gross income.

“Effectively connected” dividends are taxed on a net income basis at rates applicable to U.S. Holders. “Effectively connected” dividends that a corporate Non-U.S. Holder receives may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if the Non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on disposition of our Series A Preferred Stock or our class A common stock. A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain that it recognizes on a disposition of our Series A Preferred Stock or our class A common stock unless:

•	the gain is “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business in the United States, and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment that the Non-U.S. Holder maintains in the United States;

•	the Non-U.S. Holder is an individual, the Non-U.S. Holder holds our Series A Preferred Stock or our class A common stock as a capital asset, the Non-U.S. Holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions exist; or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period during which the Non-U.S. Holder has held our Series A Preferred Stock or our class A common stock.

We believe we are not, and do not anticipate becoming, a U.S. real property holding corporation. If we were to become a U.S. real property holding corporation, gain realized by a Non-U.S. Holder that did not directly or indirectly own more than 5% of our common stock would not be subject to U.S. federal income tax as a result of our status as a U.S. real property holding corporation as long as our class A common stock was regularly traded on an established securities market. If the Series A Preferred Stock is not regularly traded on an established securities market, gain on the sale of the Series A Preferred Stock will be subject to U.S. federal income tax only if on the date on which such Series A Preferred Stock was acquired by the Non-U.S. Holder (including all previously acquired Series A Preferred Stock) the Series A Preferred Stock had a fair market value greater than 5% of our class A common stock as measured on such date.

“Effectively connected” gains that a Non-U.S. Holder recognizes may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if the Non-U.S. Holder is eligible for the benefits of an income tax treaty that provides for a lower rate.

Redemption of our Series A Preferred Stock. The U.S. federal income tax treatment to a Non-U.S. Holder of the redemption of Series A Preferred Stock for cash will depend on the particular facts relating to such U.S. Holder at the time of the redemption. The receipt of cash in connection with such redemption will be treated as capital gain or loss from the sale or other disposition of our Series A Preferred Stock, as discussed in the preceding paragraph, if, taking into account stock that is actively or constructively owned as determined under Section 318 of the Code, one of the two tests described above under “U.S. Holders—Redemption of our Series A Preferred Stock” is satisfied. If none of these tests giving rise to sale treatment is satisfied, then a payment made in redemption of our Series A Preferred Stock will be treated as a distribution that is taxable in the same manner as described above under “—Distributions on our Series A Preferred Stock or our class A common stock.”

Conversion of our Series A Preferred Stock into our class A common stock. A Non-U.S. Holder generally will not recognize any gain or loss in respect of the receipt of common stock upon the conversion of our Series A Preferred Stock except with respect to cash received in lieu of fractional shares and any cash or class A common stock received for dividend arrearages. Any gain that a Non-U.S. Holder realizes on its receipt of cash in lieu of a fractional share of our class A common stock will be treated as described above under “—Gain on disposition of our Series A Preferred Stock or our class A common stock.” Any cash or shares of our class A common stock received for dividend arrearages will be treated in the same manner as a dividend, as discussed under “—Distributions on our Series A Preferred Stock or our class A common stock.”

Adjustment of conversion rate. As described above under “U.S. Holders—Adjustment of conversion rate,” under certain circumstances, a Non-U.S. Holder may recognize income in the event of a deemed distribution even though it may not receive any cash or property. Any such deemed distribution received by a Non-U.S. Holder will be treated in the same manner as an actual dividend, as discussed above under “—Distributions on our Series A Preferred Stock or our class A common stock.” We intend to deduct U.S. federal withholding tax with respect to any such deemed distribution from actual distributions on a Non-U.S. Holder’s Series A Preferred Stock. If we deduct U.S. federal withholding tax from actual distributions under these circumstances, a Non-U.S. Holder is urged to consult its own tax advisor as to whether it can obtain a refund for all or a portion of any tax withheld.

Conversion of our Series A Preferred Stock after dividend Record Date. If a Non-U.S. Holder exercises its right to convert our Series A Preferred Stock into our class A common stock after a dividend Record Date but before a Dividend Payment Date, then upon conversion, the Non-U.S. Holder generally will be required to pay to us in cash an amount equal to the amount of the dividend payable on such Dividend Payment Date. When the dividend is received, the Non-U.S. Holder would recognize the dividend payment in accordance with the rules described under “—Distributions on our Series A Preferred Stock or our class A common stock” above.

Federal estate taxes. Series A Preferred Stock or our class A common stock held by a Non-U.S. Holder at the time of death will be included in the Non-U.S. Holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

U.S. Holders. In general, a non-corporate U.S. Holder will be subject to information reporting requirements with respect to dividend payments, or other taxable distributions or sales, made within the United States. Such payments may also be subject to backup withholding if:

•	the U.S. Holder fails to provide an accurate taxpayer identification number to the payor;

•	the U.S. Holder is notified by the IRS that it has failed to report all interest or dividends required to be shown on its U.S. federal income tax returns; or

•	in certain circumstances, the U.S. Holder fails to comply with applicable certification requirements.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS on a timely basis.

Non-U.S. Holders. A Non-U.S. Holder will be subject to backup withholding for dividends paid to such Non-U.S. Holder unless such Non-U.S. Holder certifies under penalty of perjury that it is a Non-U.S. Holder, or such Non-U.S. Holder otherwise establishes an exemption. Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our Series A Preferred Stock or our class A common stock that is effected within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder, or such Non-U.S. Holder otherwise establishes an exemption.

Generally, we must report to the IRS and each Non-U.S. Holder the amount of dividends on our Series A Preferred Stock or our class A common stock and any tax withheld with respect to those payments. Copies of the information returns reporting such dividend payments and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS on a timely basis.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Vinson & Elkins L.L.P., Dallas, Texas.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated herein by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2005 have been so incorporated in reliance on the report, which contains an explanatory paragraph relating to the Company’s restatement of its financial statements as described in Note 1 to the financial statements, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable in connection with the registration of the Blockbuster Series A Preferred Stock and class A common stock. All amounts are estimates except the SEC registration fee.

Amount to be Paid
SEC registration fee	$11,219
Legal fees and expenses	$25,000
Accounting fees and expenses	$25,000
Miscellaneous fees and expenses	$10,000

Total	$71,219

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Blockbuster is a Delaware corporation. Reference is made to Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), which enables a corporation in its original certificate of incorporation or an amendment to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders,

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or

•	for any transaction from which a director derived an improper personal benefit.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. The indemnification permitted under the DGCL is not exclusive, and a corporation is empowered to purchase and maintain insurance against liabilities whether or not indemnification would be permitted by statute.

Blockbuster’s second amended and restated certificate of incorporation provides that to the fullest extent permitted by the laws of Delaware, as the same may be amended, a director of Blockbuster shall not be personally liable to Blockbuster or its stockholders for monetary damages for breach of any fiduciary duty as a director.

Blockbuster’s second amended and restated certificate of incorporation and amended and restated bylaws provide for indemnification of its directors and officers to the fullest extent currently permitted by the DGCL. On December 8, 2004, Blockbuster’s board of directors approved the entry into indemnification agreements by and between Blockbuster and its directors and certain of its officers. Such indemnification agreements were effective as of December 8, 2004 and contractually provide for indemnification for such persons to the fullest extent currently permitted under the DGCL. In addition, Blockbuster maintains liability insurance for its directors and officers.

Blockbuster and the holders of Series A Preferred Stock have agreed to indemnify each other and each other’s controlling persons, as applicable, against certain liabilities under the Securities Act and Exchange Act in connection with this Registration Statement.

In connection with the exchange offer transaction that resulted in the split-off of Blockbuster from Viacom Inc., the former majority stockholder (“Viacom”), Blockbuster has agreed, to the fullest extent permitted by applicable law, promptly to indemnify each person who was a member of Blockbuster’s board of directors as of May 20, 2004, including the directors and executive officers of Viacom who served as board members of Blockbuster, each person who was an officer of Blockbuster as of May 20, 2004, and any person who became a member of Blockbuster’s board of directors or who became an officer at any time prior to the date Viacom distributed control of Blockbuster or otherwise disposed of, in one or more transactions, at least 80% of the aggregate number of shares of class A and class B common stock of Blockbuster that it owned immediately prior to the first such disposition and in each case, who was, is or may be a party to any action based in whole or in part on the fact that such person is or was a member of Blockbuster’s board of directors or the special committee of Blockbuster or is or was an officer of Blockbuster, as applicable. Blockbuster has also agreed, to the fullest extent permitted by applicable law, promptly to advance any and all expenses incurred by any indemnified party in connection with any such action provided that such indemnified party undertakes to repay any advance if it is ultimately determined in a final disposition that such indemnified party was not entitled to be indemnified by Blockbuster. Additionally, Blockbuster has agreed not to amend the indemnification provisions contained in Blockbuster’s certificate of incorporation and bylaws in a manner adverse to the rights to indemnification currently enjoyed by the members of Blockbuster’s board of directors or the officers of Blockbuster or inconsistent with the foregoing provisions, except to the extent required by applicable law.

ITEM 16.	EXHIBITS

Exhibit Number		Description of Exhibit

3.1		Second Amended and Restated Certificate of Incorporation of the Registrant. (1)

3.2		Amended and Restated Bylaws of the Registrant. (1)

3.3		Certificate of Designations of 7.50% Series A Cumulative Convertible Perpetual Preferred Stock. (2)

4.1		Specimen of the certificate representing the Registrant’s class A common stock. (3)

4.2		Registration Rights Agreement dated November 15, 2005 between the Registrant and Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. as representatives of the initial purchasers. (4)

5.1	*	Opinion of Vinson & Elkins L.L.P. as to the legality of the Registrant’s class A common stock and 7.50% Series A Cumulative Convertible Perpetual Preferred Stock.

Exhibit Number		Description of Exhibit

12.1	*	Statement Regarding Computation of Ratios of Combined Fixed Charges and Preferred Dividends to Earnings.

23.1	*	Consent of PricewaterhouseCoopers LLP.

23.2	*	Consent of Vinson & Elkins L.L.P. (included in its opinion in Exhibit 5.1).

24.1	*	Power of Attorney (included on signature page of this Registration Statement).

*	Filed herewith

(1)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 8, 2004.

(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 15, 2005.

(3)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999, filed with the Securities and Exchange Commission on November 15, 1999.

(4)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission on March 15, 2006.

ITEM 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on March 15, 2006.

BLOCKBUSTER INC.

By:	/S/ LARRY J. ZINE
Name: Larry J. Zine Title: Executive Vice President, Chief Financial Officer and Chief Administrative Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints John F. Antioco and Larry J. Zine his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/S/ JOHN F. ANTIOCO John F. Antioco	Chairman of the Board & Chief Executive Officer (Principal Executive Officer)	March 15, 2006

/S/ LARRY J. ZINE Larry J. Zine	Executive Vice President, Chief Financial Officer and Chief Administrative Officer (Principal Financial and Accounting Officer)	March 15, 2006

/S/ EDWARD BLEIER Edward Bleier	Director	March 15, 2006

/S/ ROBERT A. BOWMAN Robert A. Bowman	Director	March 15, 2006

/S/ JACKIE M. CLEGG Jackie M. Clegg	Director	March 15, 2006

SIGNATURE	TITLE	DATE

/S/ GARY J. FERNANDES Gary J. Fernandes	Director	March 15, 2006

/S/ STRAUSS ZELNICK Strauss Zelnick	Director	March 15, 2006

EXHIBIT INDEX

Exhibit Number		Description of Exhibit

3.1		Second Amended and Restated Certificate of Incorporation of the Registrant. (1)

3.2		Amended and Restated Bylaws of the Registrant. (1)

3.3		Certificate of Designations of 7.50% Series A Cumulative Convertible Perpetual Preferred Stock. (2)

4.1		Specimen of the certificate representing the Registrant’s class A common stock. (3)

4.2		Registration Rights Agreement dated November 15, 2005 between the Registrant and Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. as representatives of the initial purchasers. (4)

5.1	*	Opinion of Vinson & Elkins L.L.P. as to the legality of the Registrant’s class A common stock and 7.50% Series A Cumulative Convertible Perpetual Preferred Stock.

12.1	*	Statement regarding Computation of Ratios of Combined Fixed Charges and Preferred Dividends to Earnings.

23.1	*	Consent of PricewaterhouseCoopers LLP.

23.2	*	Consent of Vinson & Elkins L.L.P. (included in its opinion in Exhibit 5.1).

24.1	*	Power of Attorney (included on signature page of this Registration Statement).

*	Filed herewith.

(1)	Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 8, 2004.

(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 15, 2005.

(3)	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999, filed with the Securities and Exchange Commission on November 15, 1999.

(4)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission on March 15, 2006.